Exhibit 2.1

PURCHASE AGREEMENT

by and between

SILVER SPIKE INVESTMENT CORP.

and

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC

DATED AS OF FEBRUARY 18, 2024

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS
1.1	Defined Terms	2
ARTICLE II TRANSACTIONS
2.1	Loan Purchase	13
ARTICLE III CLOSING; CLOSING DELIVERIES
3.1	Closing	15
3.2	Update of Contributed Loan Schedule and Contributed Investment Assets Fair Value; SSIC NAV Calculation	15
3.3	Withholding	17
3.4	Closing Deliveries	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SSIC
4.1	Organization; Qualification	19
4.2	Authority; No Violation; Compliance with Law	20
4.3	Governmental Consents and Approvals	21
4.4	Financial Statements	21
4.5	Absence of Certain Changes or Events	22
4.6	Legal Proceedings; Permits; Sanctions	22
4.7	Regulatory Matters	23
4.8	SSIC Investments	24
4.9	Anti-money Laundering; Anticorruption	26
4.10	Registration Statement	27
4.11	Broker’s Fees	27
4.12	Cannabis Business Matters	27
4.13	Reports; Financial Management	27
4.14	Stockholders and Board Approvals	29
4.15	Capitalization	30

i

4.16	Taxes and Tax Returns	30
4.17	Certain Contracts	33
4.18	Employee Matters	34
4.19	Property	34
4.20	Intellectual Property; IT Assets	35
4.21	Rights Agreement; State Takeover Laws	35
4.22	Insurance	36
4.23	Investment Company Act; Investment Company Status	36
4.24	Related Party Transactions	37
4.25	Environmental Matters	37
4.26	Registration and Listing	38
4.27	No Other Representations or Warranties	38
ARTICLE V REPRESENTATIONS AND WARRANTIES OF CALP
5.1	Organization; Qualification	38
5.2	Authority; No Violation; Compliance with Law	39
5.3	Governmental Consents and Approvals	40
5.4	Accounting	40
5.5	Absence of Certain Changes or Events	41
5.6	Legal Proceedings	41
5.7	Regulatory Matters	42
5.8	Contributed Investment Assets	42
5.9	Anti-money Laundering; Anticorruption	46
5.10	Registration Statement	46
5.11	Broker’s Fees	46
5.12	Cannabis Business Matters	46
5.13	No Other Representations or Warranties	47
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1	SSIC Conduct of Business-Generally	47
6.2	SSIC Negative Covenants	47
6.3	CALP Conduct of Business Generally	50

6.4	CALP Negative Covenants	50
6.5	Subordination Agreements	51
ARTICLE VII ADDITIONAL AGREEMENTS
7.1	Regulatory and Other Matters	51
7.2	Transfer Taxes	52
7.3	Access to Information	52
7.4	SSIC Stockholder Approvals	53
7.5	D&O Indemnification	55
7.6	Further Assurances	56
7.7	Officers	56
7.8	Holdback Shares	56
7.9	No Solicitation	57
7.10	Takeover Statutes	61
7.11	Stockholder Litigation	61
7.12	Listing	61
7.13	Notification of Certain Matters	61
ARTICLE VIII CONDITIONS PRECEDENT
8.1	Conditions to Each Party’s Obligation	62
8.2	Conditions to Obligations of CALP	62
8.3	Conditions to Obligations of SSIC	63
8.4	Frustration of Closing Conditions	64
ARTICLE IX TERMINATION AND AMENDMENT
9.1	Termination	64
9.2	Effect of Termination	66
9.3	Termination Fee	66
9.4	Amendment	67
9.5	Extension; Waiver	67
ARTICLE X INDEMNIFICATION; GENERAL PROVISIONS

10.1	Nonsurvival of Representations, Warranties and Agreements	68
10.2	Indemnification	68
10.3	Notices	71
10.4	Interpretation	72
10.5	Counterparts	72
10.6	Entire Agreement	72
10.7	Governing Law; Jurisdiction	72
10.8	Publicity	73
10.9	Assignment; Third Party Beneficiaries	73
10.10	Remedies	74
10.11	Waiver of Jury Trial	75
10.12	Fees and Expenses	75

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of February 18, 2024 (this “Agreement”), is made by and between Silver Spike Investment Corp., a Maryland corporation (“SSIC”), and Chicago Atlantic Loan Portfolio, LLC, a Delaware limited liability company (“CALP”). Each of CALP and SSIC may, from time to time, be referred to individually herein as a “Party” and together as the “Parties”.

RECITALS:

WHEREAS, SSIC is currently an externally-managed, closed-end management investment company that has elected to be regulated as a business development company subject to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), whose registered investment adviser is Silver Spike Capital, LLC, a Delaware limited liability company (“Silver Spike”);

WHEREAS, the Parties desire to enter into a transaction pursuant to which, among other things, SSIC will issue shares of SSIC’s common stock, par value $0.01 per share (the “SSIC Common Stock”), to CALP in exchange for the Contributed Investment Assets, in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of SSIC (the “SSIC Board”) established a special committee of the SSIC Board consisting only of independent and disinterested directors of SSIC (the “Special Committee”) to, among other things, consider, review and assess extraordinary and significant transactions involving SSIC and determine whether the terms and conditions of any such transaction are fair and reasonable to SSIC and its investors and whether it is in the best interests of SSIC to enter into any such transaction;

WHEREAS, the SSIC Board, including the Special Committee, has unanimously (i) determined that this Agreement, the Transaction Documents (as defined herein), and the Transactions (as defined herein) are advisable and in the best interests of SSIC and the holders of SSIC Common Stock (the “SSIC Stockholders”), (ii) approved this Agreement, the Transaction Documents and the Transactions and (iii) resolved to recommend that the SSIC Stockholders approve the proposals related to the SSIC Stockholder Approvals (as defined herein) as set forth herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1       Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“12(d)(1)(E) Agreement” means a “fund of funds” agreement pursuant to Section 12(d)(1)(E) of the Investment Company Act between CALP and SSIC, to be entered into concurrently with the consummation of the Transactions, substantially in the form attached hereto as Exhibit A.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting SSIC’s ability to comply with its obligations under this Agreement and (b) contains provisions that are no less restrictive in any material respect to the counterparty (in comparison to the Affiliate of CALP party thereto), than those contained in the Confidentiality Agreement.

“Actions” has the meaning set forth in Section 4.6(a).

“Adverse Recommendation Change” has the meaning set forth in Section 7.4(e).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that in no event shall a Portfolio Company of SSIC or CALP be deemed to be an “Affiliate” of SSIC or CALP, as applicable.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.9(a).

“Anticorruption Laws” has the meaning set forth in Section 4.9(b).

“Anti-Money Laundering Requirements” has the meaning set forth in Section 4.12.

“Applicable Date” has the meaning set forth in Section 4.4(c).

“Assumed Obligations” has the meaning set forth in Section 2.1(c).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.2(a).

“Basket” has the meaning set forth in Section 10.2(d).

“BDC Election” has the meaning set forth in Section 4.23(c).

“Benefit Plans” has the meaning set forth in Section 4.18.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Contributed Loan Documents or the SSIC Investments, as applicable.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by applicable Law to close.

“Business Development Company” or “BDC” has the meaning set forth in Section 2(a)(48) of the Investment Company Act.

“Calculation Notice” has the meaning set forth in Section 3.2(b).

“CALP” has the meaning set forth in the preamble to this Agreement.

“CALP Auditor” has the meaning set forth in Section 7.4(f).

“CALP Certificate of Formation” means the certificate of formation of CALP, as amended and/or restated through the date hereof.

“CALP Disclosure Schedule” means that certain disclosure schedule delivered by CALP to SSIC concurrently with the execution of this Agreement.

“CALP LLC Agreement” means the limited liability company agreement of CALP, as amended and/or restated through the date hereof.

“CALP Loan Affiliate” means any Affiliate of CALP that (i) at any time had any direct right, title or interest to the Contributed Investment Assets, (ii) was the primary originator or servicer of any Contributed Loans, or (iii) serves, or at any time served, as administrative agent or in a similar capacity with respect to any Contributed Loans.

“Cap” has the meaning set forth in Section 10.2(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cut-off Time” means 5:00 p.m., Central time on the second day (excluding Sundays and holidays) immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Proposal” means, other than the Transactions, any inquiry, proposal, offer, or indication of interest (in each case whether or not in writing) made by any Person or group of Persons other than CALP or any of its Affiliates (including any inquiry, proposal, offer or indication of interest from any SSIC Stockholders) relating to, or that is reasonably expected to lead to (in one transaction or a series of transactions): (a) any merger, consolidation, stock acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving SSIC, pursuant to which any Person or group of Persons would beneficially own or control, directly or indirectly, twenty percent (20%) or more of any class or series of any equity or voting securities of SSIC or any resulting parent company of SSIC, (b) any sale, lease, license or other disposition, directly or indirectly, of assets or businesses or operations of SSIC representing twenty percent (20%) or more of the net revenues, net income, or assets of SSIC, other than dispositions of SSIC Investments in the ordinary course of business constituting no more than twenty-five (25%) or more of the net revenues, net income, or assets of SSIC, (c) any issuance or sale or other disposition of capital stock or other equity interests (including any interests exchangeable or convertible into capital stock or equity interests) representing twenty percent (20%) or more of any class of equity or voting securities of SSIC, (d) any tender offer, exchange offer or any other transaction or series of transactions that, if consummated, would result in any Person or group of Persons, directly or indirectly, beneficially owning or having the right to acquire beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of any class of equity or voting securities of SSIC, (e) any transaction involving or contemplating a change in or removal of (including indirectly as a result of a change of control of) Silver Spike as SSIC’s investment adviser, however structured or (f) a combination of the foregoing.

“Confidentiality Agreement” has the meaning set forth in Section 7.3(c).

“Consent” means, (a) with respect to any matter other than a Contributed Investment Asset, any consent, approval, or authorization of a third Person, and (b) with respect to any Contributed Investment Asset, any consent, approval or authorization of the Borrower, the administrative agent, the issuer, any co-investor or other Person required to sell, assign, transfer, convey or deliver such Contributed Investment Asset to SSIC in the Transactions.

“Contract” means, in each case, whether written or oral, any contract, license, indenture, note, bond, loan, deed, mortgage, lease, commitment, agreement or other binding commitment, arrangement, understanding, document or instrument.

“Contributed Investment Assets” has the meaning set forth in Section 2.1(a).

“Contributed Investment Assets Fair Value” means the fair value of the Contributed Investment Assets as determined as of the Closing Cut-off Time (or the Cut-off Time, where specified herein) including the fair value of (a) the principal balance (including any capitalized payment-in-kind interest) of the Contributed Investment Assets, (b) accrued but unpaid interest (including accrued but uncapitalized payment-in-kind interest) on the Contributed Investment Assets, and (c) subject to the delivery by CALP to SSIC of reasonable supporting documentation with respect thereto no later than five (5) Business Days prior to the Closing Cut-off Time, penalties, fees, charges and other similar amounts accrued, in each case, on the Contributed Investment Assets, in each case, as of the Closing Cut-off Time (or the Cut-off Time, where specified herein), as determined in accordance with the Valuation Policies.

“Contributed Loans” means, collectively, the loans or other securities identified on the Contributed Loan Schedule (subject to update as described above).

“Contributed Loan Collateral” means the assets, properties or other collateral securing payment of outstanding obligations of Borrowers under the Contributed Loan Documents.

“Contributed Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Contributed Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, assignment and participation agreements with respect to any loan that was acquired by CALP from an unaffiliated third party, and other similar instruments reflecting CALP’s ownership, economic or other rights with respect to the Contributed Loans or in which CALP has an interest in connection with the Contributed Loans.

“Contributed Loan Files” means credit and transaction files of CALP relating to the Contributed Loans, including Contributed Loan Documents, third party reports, operating statements, Borrower financial statements (including audited financial statements where available), budgets, recent borrowing base, compliance and advance certificates, servicing files, and all other similar documents to the extent related to the Contributed Loans.

“Contributed Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in CALP’s possession or control) issued to the order of CALP, or copies of a “master” note if no such note was issued to CALP or an allonge endorsing a note in favor of CALP, evidencing Indebtedness owing to CALP under a Contributed Loan.

“Contributed Loan Schedule” means Schedule 1.1 attached hereto, which identifies (i) each loan or other Indebtedness security to be acquired by SSIC from CALP at the Closing, (ii) the name of the Borrower of each such loan or security, (iii) the interest rate on each such loan or security, (iv) the maturity date of each such loan or security, (v) the outstanding unpaid principal amount of each such loan or security as of the Cut-off Time, (vi) the amount of accrued interest for each such loan or security as of the Cut-off Time, (vii) the amount of accrued but unpaid fees or other amounts (other than accrued interest) for each such loan or security as of the Cut-off Time, (viii) any undrawn commitments with respect to each such loan or security as of the Cut-off Time, (ix) identification of the level of priority for each loan, including which loans are senior in priority and loans that are junior in priority and (x) the Contributed Investment Assets Fair Value for each such loan or security as of the Cut-off Time; provided, however, that the Contributed Loan Schedule shall be updated in accordance with the provisions of Section 3.2 (and as applicable, the CALP Disclosure Schedules) in order to reflect changes to the information contained therein between the Cut-off Time and the Closing Cut-off Time.

“Cut-off Time” means 5:00 p.m., Central time, on January 1, 2024.

“D&O Indemnified Parties” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 10.2(a).

“Direct Claim” has the meaning set forth in Section 10.2(l).

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Effect” means any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any hazardous substance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Contributed Loan Schedule” has the meaning set forth in Section 3.2(a).

“FinCEN” has the meaning set forth in Section 4.12.

“GAAP” means United States generally accepted accounting principles consistently applied during the periods involved.

“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Holdback Release Date” has the meaning set forth in Section 10.2(e).

“Holdback Shares” means a number of Purchased Shares equal to the lesser of (a) the quotient of (i) $10,000,000 divided by (ii) the SSIC NAV Per Share and (b) 3% of the total issued and outstanding SSIC Common Stock after giving effect to the Stock Issuance.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f).

“Insurance Policies” has the meaning set forth in Section 4.22.

“Intellectual Property” means (i) trademarks, trade names, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means any event, change or circumstance that, individually or in the aggregate, is material to SSIC that was not, or the magnitude or consequence of which was not, known to the SSIC Board or the Special Committee on the date of this Agreement (and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by any Party (or refrained from being taken by such Party) pursuant to, this Agreement), which event, change or circumstance, or the magnitude or any material consequence thereof, becomes known to the SSIC Board or the Special Committee prior to the receipt of the SSIC Stockholder Approvals; provided, that in no event shall either (a) the receipt, existence or terms of a Competing Proposal or any inquiry, proposal, offer or indication of interest that constitutes or would reasonably be expected to lead to a Competing Proposal (in each case, without reference to the percentage thresholds set forth in the definition of Competing Proposal), or any matter relating thereto or consequence thereof or (b) changes in Law in the cannabis industry after the date hereof, constitute an Intervening Event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Advisory Agreement” means the Investment Advisory Agreement between SSIC and Silver Spike as in effect on the date hereof.

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Person or licensed or leased by any Person pursuant to written agreement (excluding any public networks).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“knowledge” means (a) with respect to SSIC, the actual knowledge of each individual listed in Section 1.1(a) of the SSIC Disclosure Schedule, in each case after reasonable inquiry, (b) with respect to CALP, the actual knowledge of each individual listed in Section 1.1(a) of the CALP Disclosure Schedule, in each case after reasonable inquiry, and (c) with respect to Silver Spike, the actual knowledge of each individual listed in Section 1.1(a) of the Silver Spike Disclosure Schedule, in each case after reasonable inquiry.

“Law” means any federal, state, local, municipal, or foreign constitution, treaty, law (including the common law), statute, code, ordinance, rule, administrative interpretation, regulation, directive (including those of any SRO), judgment, order, writ, decree, agency requirement or any other enforceable requirement of any Governmental Entity.

“Liens” means any liens, covenants, pledges, charges, claims, mortgages, security interests and similar encumbrances.

“Loan Purchase” has the meaning set forth in Section 2.1(a).

“Marijuana Businesses” has the meaning set forth in Section 4.12.

“Maryland Courts” has the meaning set forth in Section 10.7.

“Material Adverse Effect” means any Effect that has a material adverse effect, individually or in the aggregate, (a) (x) with respect to SSIC or Silver Spike, on the business, condition (financial or otherwise), assets, liabilities or results of operations of SSIC or Silver Spike, as applicable, taken as a whole or (y) with respect to CALP, on the Contributed Investment Assets, taken as a whole; provided, however, that, in the case of each of clauses (x) and (y), any Effect resulting from or arising out of the following will not be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in general United States or global economic, regulatory or financial market conditions; (ii) general events, changes or circumstances in the cannabis industry, including changes in Law after the date hereof across such industry; (iii) with respect to SSIC, in and of itself, any change in the trading price or trading volume of SSIC Common Stock (it being understood that any Effect giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by this definition); (iv) any adoption, implementation, promulgation, repeal, modification, amendment or other changes in Law or GAAP; (v) the negotiation, execution or public announcement of the Transactions; (vi) natural disasters or the outbreak of actual or threatened hostilities, terrorist attack (whether against a nation or otherwise), war, sabotage, cyber attacks, military actions, or any escalation or material worsening of any of the foregoing existing or underway as of the Closing; (vii) any failure, in and of itself, by SSIC, Silver Spike or CALP, as applicable, to meet any internal projections, forecasts, estimates or revenue or earnings predictions (it being understood that any Effect giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect to the extent not otherwise excluded by this definition); or (viii) (A) with respect to SSIC, any action expressly required by this Agreement, and (B) with respect to CALP, any action expressly required by this Agreement; provided, further, that if the Effects set forth in clauses (i), (ii) or (iv) have a disproportionate impact on SSIC, Silver Spike, or CALP, as applicable, relative to the other participants in the industry in which SSIC, Silver Spike, or CALP, as applicable, operates, such Effects may be taken into account in determining whether a Material Adverse Effect has occurred to the extent of such disproportionate impact, or (b) with respect to CALP or SSIC, on the ability of CALP or SSIC, as applicable, to perform its obligations under this Agreement or to consummate the Transactions.

“NASDAQ” means the Nasdaq Stock Market LLC.

“NASDAQ Rules” has the meaning set forth in Section 4.5(c).

“New Directors” means the new directors of SSIC as mutually agreed between the Parties.

“OFAC” has the meaning set forth in Section 4.6(d).

“Order” means any writ, judgment, settlement, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to a Person other than a natural person, as applicable, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any such Person; and (vi) any amendment to any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Permit” means any license, permit, waiver, variance, exemption, franchise, consent, approval, authorization, qualification, order, or other authorization issued, granted, given, or otherwise made under the authority of any Governmental Entity or pursuant to any applicable Law.

“Permitted Liens” means (i) Liens for Taxes and other statutory Liens securing payments not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of such Person as of the date hereof in accordance with GAAP, (ii) easements, rights of way, and other similar encumbrances that do not materially impact the value of or materially affect the use of the leased real properties subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) carriers, warehousemen, mechanics, laborers or other similar Liens created by statute and incurred in the ordinary course of business for sums not yet due or that are being contested in good faith and by appropriate proceedings, (v) non-exclusive licenses or sublicenses of Intellectual Property granted in the ordinary course of business, (vi) Liens involving restrictions on transfer arising under federal or state securities Laws, or (vii) any other Liens which are, individually or in the aggregate, immaterial and which would not interfere materially with the ordinary course of business of such Person.

“Person” means an individual, corporation, partnership, limited liability company, association, joint venture, estate, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Data” has the meaning set forth in Section 4.20.

“Portfolio Company” means (a) with respect to SSIC, any entity in which SSIC has made, makes or proposes to make a debt or equity investment that is or would be reflected in the Schedule of Investments included in SSIC’s quarterly or annual reports, including any Borrower under the SSIC Investments and (b) with respect to CALP, any entity in which CALP has made or makes (or otherwise holds) a debt investment that is or would be reflected in the Contributed Loan Schedule, including any Borrower under the Contributed Investment Assets.

“Prohibited Transfer” has the meaning set forth in Section 7.8(a).

“Proxy Statement” has the meaning set forth in Section 7.4(a).

“Purchased Shares” has the meaning set forth in Section 2.1(e).

“Registration Statement” has the meaning set forth in Section 7.4(a).

“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors, agents or representatives.

“Required CALP Financial Statements” has the meaning set forth in Section 7.4(f).

“Reserved Holdback Shares” has the meaning set forth in Section 10.2(e).

“Restriction Period” has the meaning set forth in Section 7.8(a).

“RIC” has the meaning set forth in Section 4.16(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SDAT” has the meaning set forth in Section 4.1(a).

“SEC” has the meaning set forth in the Recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Silver Spike” has the meaning set forth in the Preamble to this Agreement.

“Silver Spike Certificate” means a certificate, delivered concurrently with the execution of this Agreement, by the Chief Executive Officer of SSIC to CALP as to the accuracy of the statements set forth in Exhibit C hereto.

“Silver Spike Disclosure Schedule” means that certain disclosure schedule delivered by or on behalf of Silver Spike to CALP concurrently with the delivery of the Silver Spike Certificate.

“SRO” has the meaning set forth in Section 4.3.

“SSIC” has the meaning set forth in the preamble to this Agreement.

“SSIC Board” has the meaning set forth in the Recitals to this Agreement.

“SSIC Board Recommendation” has the meaning set forth in Section 4.14(a).

“SSIC Bylaws” means the amended and restated bylaws of SSIC, as amended and/or restated through the date hereof.

“SSIC Charter” means the charter of SSIC, as amended and/or restated through the date hereof.

“SSIC Common Stock” has the meaning set forth in the Recitals to this Agreement.

“SSIC Disclosure Schedule” means that certain disclosure schedule delivered by SSIC to CALP concurrently with the execution of this Agreement.

“SSIC Investments” has the meaning set forth in Section 4.8(a).

“SSIC Investments Documents” means the credit and financing agreements, guarantees, subordination agreements, SSIC Investments Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, assignment and participation agreements with respect to any loan that was acquired by SSIC from an unaffiliated third party, and other similar instruments reflecting SSIC’s ownership, economic or other rights with respect to the SSIC Investments or in which SSIC has an interest in connection with the SSIC Investments.

“SSIC Investments Files” means credit and transaction files of SSIC relating to the SSIC Investments, including SSIC Investments Documents, third party reports, operating statements, Borrower financial statements (including audited financial statements where available), budgets, recent borrowing base, compliance and advance certificates, servicing files, and all other similar documents to the extent related to the SSIC Investments.

“SSIC Investments Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in SSIC’s possession or control) issued to the order of SSIC, or copies of a “master” note if no such note was issued to SSIC or an allonge endorsing a note in favor of SSIC, evidencing Indebtedness owing to SSIC under SSIC Investments.

“SSIC Material Contracts” has the meaning set forth in Section 4.17(a).

“SSIC NAV” means the net asset value of SSIC as determined as of the Closing Cut-off Time, as determined in accordance with the Valuation Policies.

“SSIC NAV Per Share” means the SSIC NAV divided by the number of outstanding shares of SSIC Common Stock as of the Closing Cut-off Time.

“SSIC SEC Reports” has the meaning set forth in Section 4.13(a).

“SSIC Securities” has the meaning set forth in Section 4.15.

“SSIC Stockholder Approvals” has the meaning set forth in Section 7.4(c).

“SSIC Stockholder Approval Requirements” has the meaning set forth in Section 4.14(c).

“SSIC Stockholder Meeting” has the meaning set forth in Section 4.14(a).

“SSIC Stockholders” has the meaning set forth in the Recitals to this Agreement.

“SSIC Termination Fee” has the meaning set forth in Section 9.3(a).

“Stock Issuance” has the meaning set forth in Section 2.1(e).

“Subsidiary”, when used with respect to a Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, whose securities or other interests having the power to elect a majority of the relevant entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of the relevant entity, are held by the specified Party or by one or more other Subsidiaries of such Party or by such Party and one or more other Subsidiaries of such Party; provided, however, that in no event shall a Portfolio Company of SSIC or CALP shall be deemed to be a “Subsidiary” of SSIC or CALP, as applicable.

“Superior Proposal” means a bona fide written Competing Proposal made after the date of this Agreement (provided, however, that for purposes of this definition, references to twenty percent (20%) in the definition of “Competing Proposal” shall be deemed to be references to seventy percent (70%)) that did not result from a breach of Section 7.9 that the SSIC Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors to be more favorable to the SSIC Stockholders from a financial point of view than the Transactions taking into account at the time of determination all relevant circumstances as the SSIC Board considers to be appropriate, including, among other things, the timing, likelihood of consummation, all legal, financial, financing, regulatory and other aspects or conditions of such Competing Proposal and the Person making the Competing Proposal and of this Agreement and any proposed amendments to the terms of this Agreement made or proposed in writing by CALP in response to such Competing Proposal pursuant to Section 7.9(d).

“Takeover Statute” has the meaning set forth in Section 4.21.

“Tax” or “Taxes” means (i) all U.S. federal, state, local, foreign and other net income, excise, gross receipts, gross income, estimated, alternative minimum, add-on minimum, ad valorem, profits, lease, service, service use, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) any liability for the payment of any amount described in clause (i) above of another Person as a result of any transferee or secondary liability or any liability assumed by Contract, Law, or otherwise.

“Tax Return” means any report, return, notice, statement, form, claim for refund, or other similar tax document or information return (including any schedules, attachments, or amendments) filed or required to be filed with any Governmental Entity, with respect to the determination, assessment, or collection of any Taxes or the administration of any Laws, regulations, or administrative requirements related to Taxes.

“Third Party” means a third party (or group of Persons) not affiliated with SSIC, Silver Spike, or CALP.

“Third Party Claim” has the meaning set forth in Section 10.2(f).

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transactions” means the transactions contemplated by this Agreement, including the Stock Issuance and the Loan Purchase.

“Transaction Documents” means this Agreement, the 12(d)(1)(E) Agreement, and all other agreements, instruments and documents to be executed by SSIC and CALP in connection with the Transactions.

“Transfer Restrictions” has the meaning set forth in Section 7.8(a).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Valuation Policies” means the valuation policies and procedures of SSIC set forth on Section 1.1(b) of the SSIC Disclosure Schedule.

“Withheld Party” has the meaning set forth in Section 3.3. “Withholding Party” has the meaning set forth in Section 3.3.

ARTICLE II

TRANSACTIONS

2.1	Loan Purchase.

(a)       Contributed Investment Assets. On the terms and subject to the conditions of this Agreement, at the Closing, CALP shall sell, transfer, assign, convey and deliver to SSIC, free and clear of all Liens (but subject to the terms of the Contributed Loan Documents and restrictions on transfer arising under applicable Law), and SSIC shall purchase, accept, assume, and acquire (the “Loan Purchase”) from CALP, all of CALP’s right, title and interest in, to and under the following, wherever located (collectively, the “Contributed Investment Assets”):

(i)        each Contributed Loan, including, to the extent permitted to be assigned under applicable Law, all claims, suits, guaranties, warranties, indemnities, causes of action and any other right of or in favor of CALP under the Contributed Loan Documents against any Person, whether known or unknown, arising under or in connection with the Contributed Loan Documents or in any way based on or related to any of the foregoing;

(ii)        all amounts received by CALP after the Closing Cut-off Time, arising under or in connection with the Contributed Loan Documents;

(iii)       the Contributed Loan Documents relating to each Contributed Loan;

(iv)       the Contributed Loan Collateral relating to each Contributed Loan; and

(v)       the Contributed Loan Files relating to each Contributed Loan.

(b)       Excluded Assets. Notwithstanding anything in Section 2.1(a) to the contrary, the Contributed Investment Assets shall exclude, and SSIC shall have no right, title or interest in, to or under, the following assets, properties or rights of CALP (the “Excluded Assets”):

(i)       all amounts received by CALP on or prior to the Closing Cut-off Time, arising under or in connection with the Contributed Loan Documents;

(ii)       all rights of CALP under the Contributed Loan Documents or any Contributed Loan to indemnification, contribution, or similar rights for or in respect of any Excluded Liabilities;

(iii)       all refunds for Taxes or other Tax assets of or relating to (A) the Contributed Investment Assets or Assumed Obligations attributable to the period (or portion thereof) ending on or prior to the Closing Cut-off Time and (B) any Excluded Asset or Excluded Liability for any period; and

(iv)       all other rights of CALP under the Contributed Loan Documents or any Contributed Loan in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time (other than rights to receive payments thereon from the applicable Borrowers after the Closing Cut-off Time, including all amounts to the extent taken into account in the calculation of the Contributed Investment Assets Fair Value in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time, but excluding all amounts to the extent not taken into account in the calculation of the Contributed Investment Assets Fair Value in respect of any period (or portion thereof) on or prior to the Closing Cut-off Time).

(c)       Assumed Obligations. At the Closing, SSIC shall assume, and pay, perform and discharge, only the following liabilities and obligations with respect to the Contributed Investment Assets under the Contributed Loan Documents (collectively, the “Assumed Obligations”):

(i)       all obligations of CALP under the Contributed Loan Documents for the Contributed Investment Assets in respect of any period (or portion thereof) beginning after the Closing Cut-off Time;

and

(ii)       any Taxes with respect to such Contributed Investment Assets or the income derived therefrom attributable solely to any period (or portion thereof) beginning after the Closing Cut-off Time.

(d)       Excluded Liabilities. Notwithstanding anything in Section 2.1(c) to the contrary, CALP shall retain, and shall be solely responsible for paying, performing and discharging when due (and SSIC shall not assume, or have any responsibility for), all liabilities of CALP other than the Assumed Obligations (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(i)       any liabilities arising out of, relating to or otherwise in respect of the Contributed Investment Assets to the extent such liabilities relate to the period (or portion thereof) on or prior to the Closing Cut-off Time, including any liabilities arising out of, relating to or otherwise in respect of the origination, processing, underwriting, funding, closing or servicing of the Contributed Investment Assets on or prior to the Closing Cut- off Time; and

(ii)       any Taxes with respect to such Contributed Investment Assets or the income derived therefrom attributable solely to any period (or portion thereof) ending on or prior to the Closing Cut-off Time.

(e)       Stock Issuance. On the terms and subject to the conditions of this Agreement, at the Closing, in consideration of the sale and transfer by CALP of the Contributed Investment Assets, CALP shall purchase, accept and acquire from SSIC, and SSIC shall issue, sell, and deliver to CALP, a number of newly issued shares of SSIC Common Stock equal to (a) the Contributed Investment Assets Fair Value, divided by (b) the SSIC NAV Per Share. The issuance of the SSIC Common Stock, and the shares of the SSIC Common Stock to be issued, are referred to herein as the “Stock Issuance” and the “Purchased Shares”, respectively.

ARTICLE III

CLOSING; CLOSING DELIVERIES

3.1       Closing. The closing of the Transactions (the “Closing”) shall take place remotely by exchange of electronic documents and counterparts on the next Business Day after the satisfaction or (subject to applicable Law) waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), unless the Parties otherwise agree in writing on another place, date or time. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2       Update of Contributed Loan Schedule and Contributed Investment Assets Fair Value; SSIC NAV Calculation.

(a)       As of the Closing Cut-off Time, the Contributed Loan Schedule shall be updated by SSIC and CALP in good faith, as necessary to reflect changes to the information contained therein between the Cut-off Time and Closing Cut-off Time (the “Final Contributed Loan Schedule”). Notwithstanding anything to the contrary in this Agreement (but without limitation of the provisions set forth in the CALP Disclosure Schedule), if the Parties agree in writing, anytime between the date of this Agreement and the effectiveness of the Registration Statement, to add loans or other Indebtedness securities to the Contributed Loan Schedule, such loans or other Indebtedness securities will be deemed Contributed Loans as of the date the Parties so agree in writing to the additional Contributed Loans and to the related revised Contributed Loan Schedule (and all representations, warranties, covenants and agreements in this Agreement with respect to Contributed Loans will, with respect to such additional Contributed Loans, be deemed to be given, apply and be given effect for all purposes of this Agreement, including the CALP Disclosure Schedule, with respect to Articles V, VIII and IX, and otherwise, as of such date of addition).

(b)       From and after the date hereof until the Closing Cut-off Time, the Parties shall engage in good faith discussions regarding the amounts taken into account under the calculation of the Contributed Investment Assets Fair Value, and (i) CALP will provide SSIC and its Representatives information that would reasonably be expected to have a material effect on the Contributed Investment Assets Fair Value and (ii) SSIC will provide CALP and its Representatives information that would reasonably be expected to have a material effect on the SSIC NAV.

Promptly, and in any event within 24 hours following the Closing Cut-off Time, SSIC shall deliver to CALP a certificate of the Chief Executive Officer or the Chief Financial Officer of SSIC setting forth its good faith calculation (which shall have been reviewed by the SSIC Board, including the Special Committee) of the Contributed Investment Assets Fair Value and the SSIC NAV prepared in accordance with the Valuation Policies, together with reasonable supporting documentation for such calculation (the “Calculation Notice”). CALP will provide SSIC and its Representatives during normal business hours access reasonably requested by SSIC to the work papers and other books and records and Representatives of CALP and its Affiliates for purposes of assisting SSIC and its Representatives in their preparation of the calculation of the Contributed Investment Assets Fair Value as set forth in the Calculation Notice.

(c)       SSIC will provide CALP and its Representatives during normal business hours access reasonably requested by CALP to the work papers and other books and records and Representatives of SSIC and its Affiliates for purposes of assisting CALP and its Representatives in their review of the calculation of the Contributed Investment Assets Fair Value and SSIC NAV as set forth in the Calculation Notice (including prior to the time such Calculation Notice is provided). To the extent that CALP does not agree with the calculation of the SSIC NAV or the Contributed Investment Assets Fair Value presented by SSIC and set forth in the Calculation Notice, the Parties shall negotiate in good faith to agree upon the calculation of the SSIC NAV or the Contributed Investment Assets Fair Value, as applicable, prior to Closing. Subject to Section 3.2(f), the Final Contributed Loan Schedule, as so updated as of the Closing Cut-off Time and as agreed to by the Parties shall be used for purposes of calculating the Contributed Investment Assets Fair Value, and the SSIC NAV, as so updated as of the Closing Cut-off Time and as agreed to by the Parties shall be used for purposes of calculating the SSIC NAV Per Share.

(d)       In the event that, notwithstanding the Parties’ compliance with their obligations under Section 7.1(a), a Third Party Consent required under a Contributed Loan Document for the sale, transfer, assignment, conveyance and delivery to SSIC of the applicable Contributed Loan has not been obtained five (5) Business Days prior to the Closing Date, then (a)  notwithstanding anything to the contrary herein, including Section 2.1(a), the applicable Contributed Loan, Contributed Loan Documents, Contributed Loan Collateral and Contributed Loan Files (and in each case any and all rights in each case in relation thereto) shall not constitute Contributed Investment Assets for any purposes of this Agreement, (b) such Contributed Loan shall be excluded from the calculation of Contributed Investment Assets Fair Value and (c) the Final Contributed Loan Schedule shall be updated accordingly pursuant to Section 3.2(a); provided that CALP shall notify SSIC as soon as reasonably practicable if CALP has been notified by the applicable Third Party that such Third Party will not provide a Third Party Consent required under a Contributed Loan Document.

(e)       Except as may be mutually agreed by the Parties in writing, the value of each SSIC Investment and Contributed Investment Asset that is used in connection with the computations made by SSIC pursuant to this Section 3.2 will be determined in accordance with the Valuation Policies, and the value of all assets owned by SSIC other than SSIC Investments that are used in connection with the computations made by SSIC pursuant to this Section 3.2 will be determined in accordance with GAAP. In making the calculations and applying the Valuation Policies pursuant to this Section 3.2, SSIC will use the same methodologies, and apply the same categories of adjustments to net asset value or fair value, as applicable, used in preparing these calculations as of the Cut-off Time, and unless the Parties otherwise agree in writing, no exceptions thereto will be permitted in making such calculations. Except as may be mutually agreed by the Parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the SSIC Board.

(f)       In the event the Closing is subsequently materially delayed, SSIC shall update the calculations specified above mutatis mutandis using the new expected Closing Date as the reference for calculation of the Closing Cut-off Time and to the extent there is any disagreement thereof, the Parties shall negotiate in good faith to agree on such calculations consistent with Section 3.2(c).

3.3       Withholding. SSIC (the “Withholding Party”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person (the “Withheld Party”) pursuant to this Agreement such amounts as the Withholding Party is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law, provided that the Withholding Party shall be obligated to promptly remit such withheld amount to the appropriate Governmental Entity. If the Withholding Party so withholds and remits such amounts to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Withheld Party in respect of which the Withholding Party made such deduction, withholding, and remittance. If the Withholding Party intends to deduct or withhold from the consideration otherwise payable to a Withheld Party pursuant to this Section 3.3, the Withholding Party shall provide at least three (3) Business Days advance notice of its intent to withhold such amounts and use commercially reasonable efforts to cooperate with the Withheld Party to mitigate, reduce, or eliminate such deduction or withholding.

3.4	Closing Deliveries. At the Closing,

(a)       CALP shall deliver, or cause its Affiliates or Representatives to deliver, to SSIC, in each case, whether maintained in electronic or physical form, as applicable:

(i)       a counterpart of each assignment and assumption agreement (or similar assignment documentation as may be required under the applicable Contributed Loan Documents) relating to a Contributed Investment Asset, duly executed on behalf of CALP (or its applicable Affiliate);

(ii)       the Contributed Loan Notes with respect to such Contributed Loans, duly endorsed in the name of SSIC or accompanied by note powers duly endorsed in blank;

(iii)       the Contributed Loan Documents in the possession or control of CALP or its Affiliates;

(iv) the Contributed Loan Files in the possession or control of CALP or its Affiliates;

(v) a certificate signed by an officer, member or manager of CALP as required to be delivered under Sections 8.3(a), 8.3(b) and 8.3(c);

(vi)       an IRS Form W-9 or other certification of non-foreign status that complies with the requirements of Code Section 1445 and Treasury Regulation Section 1.1445-2(b), in form and substance reasonably satisfactory to SSIC;

(vii) a counterpart to the 12(d)(1)(E) Agreement, duly executed by CALP;

and

(viii) evidence of the termination of any Contracts existing as of the date of this Agreement that subordinate, purport to subordinate or have the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims owed to any Affiliate of CALP, including all subordinations as set forth in Section 5.8(j) of the CALP Disclosure Schedule, in form and substance reasonably satisfactory to SSIC.

For the avoidance of doubt, (A) with respect to any accrued interest payments and/or other payments that are Excluded Assets under Section 2.1(b)(i), such amounts shall not be taken into account in the calculation of the Contributed Investment Assets Fair Value, and CALP shall be entitled to any such payments, and (B) with respect to any accrued interest payments and/or other payments that are Contributed Investment Assets under Section 2.1(a)(ii), whether relating to periods that begin or end on, prior to, or after, the Closing Cut-off Time, such amounts shall be taken into account in the calculation of the Contributed Investment Assets Fair Value, and SSIC shall be entitled to any such payments. After the Closing, (i) if SSIC receives any payments that under the terms of this Agreement are for the account of CALP, SSIC shall promptly wire or otherwise transfer such amounts to an account designated in writing by CALP and (ii) if CALP receives any payments that under the terms of this Agreement are for the account of SSIC, CALP shall promptly wire or otherwise transfer such amounts to an account designated in writing by SSIC.

(b)       SSIC shall deliver, or cause its Affiliates or Representatives to deliver, to CALP, in each case, whether maintained in electronic or physical form, as applicable:

(i)       a counterpart of each assignment and assumption agreement (or similar assignment documentation as may be required under the applicable Contributed Loan Documents) relating to a Contributed Investment Asset, duly executed on behalf of SSIC;

(ii)       the Purchased Shares, delivered in book entry form on the records of SSIC’s transfer agent, free and clear of all Liens, other than Liens under the Organizational Documents of SSIC that are set forth in Section 3.4(b)(ii) of the SSIC Disclosure Schedule, if any, and restrictions on transfer under federal and state securities Laws, if any;

(iii)       a certificate signed by the Chief Executive Officer or the Chief Financial Officer of SSIC as required to be delivered under Sections 8.2(a), 8.2(b) and 8.2(c);

(iv)       a certificate signed by the manager of Silver Spike as required to be delivered under Sections 8.2(c) and 8.2(d); and

(v) a counterpart to the 12(d)(1)(E) Agreement, duly executed by SSIC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SSIC

Except (i) as disclosed in the particular Section or subsection of the SSIC Disclosure Schedule corresponding thereto (it being understood and agreed that (a) the disclosure of any items set forth in one Section or subsection of the SSIC Disclosure Schedule also shall be deemed to apply to each other Section and subsection of this Agreement to the extent that the applicability of such disclosed item in the SSIC Disclosure Schedule to such other Section or subsection is reasonably apparent on its face from the text of such disclosure as to matters and items that are the subject of the corresponding representation or warranty in this Agreement, and (b) the absence of a reference to a section or subsection of the SSIC Disclosure Schedule in Article IV below shall not derogate from the presence of such section or subsection of the SSIC Disclosure Schedule and the contents thereof) and (ii) other than with respect to Sections 4.1, 4.2(a)-(b), 4.3, 4.14, and 4.15, as disclosed in the SSIC SEC Reports filed with (or furnished to) the SEC by SSIC on or after December 31, 2022 (the “Disclosed Reports”) and no later than three (3) Business Days prior to the date of this Agreement to the extent publicly available on EDGAR and to the extent it is reasonably apparent on its face from the text of such disclosure that such disclosure set forth in such SSIC SEC Reports would qualify the representations and warranties contained herein (but, in each case, excluding (x) any exhibits thereto and (y) any disclosures under the heading “Risk Factors” or disclosures in any “forward-looking statements” legend or other cautionary, predictive or forward-looking disclosures contained therein), SSIC hereby represents and warrants to CALP as follows:

4.1	Organization; Qualification.

(a)       SSIC is a corporation duly incorporated and validly existing under the Laws of the State of Maryland, and is in good standing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) under the Laws of the State of Maryland. SSIC has the requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)       SSIC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC.

(c)       SSIC has no, and has never had any, Subsidiaries.

(d)       SSIC has prior to the date hereof furnished to CALP or publicly filed in the Disclosed Reports (including by incorporation by reference) true, complete and correct copies of all of its Organizational Documents (including the SSIC Charter and SSIC Bylaws). Such Organizational Documents are in full force and effect. SSIC is not in violation of any of the provisions of SSIC’s Organizational Documents (including the SSIC Charter and SSIC Bylaws).

(e)       All dividends or distributions on any of the SSIC Securities that have been declared or authorized prior to the date hereof have been paid in full.

4.2	Authority; No Violation; Compliance with Law.

(a)       SSIC has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and (subject to obtaining the SSIC Stockholder Approvals) to consummate the Transactions. The execution, delivery and performance by SSIC of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by SSIC of the Transactions, have been duly and validly authorized by all necessary corporate action by SSIC, and except for the SSIC Stockholder Approvals, no other corporate action or proceeding on the part of SSIC is necessary to authorize the execution, delivery and performance by SSIC of this Agreement or the other Transaction Documents to which it is or will be a party and the consummation by SSIC of the Transactions. This Agreement has been (and the other Transaction Documents to which it is or will be a party have been or will be) duly and validly executed and delivered by SSIC and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of SSIC, enforceable against SSIC in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b)       Neither the execution and delivery by SSIC of this Agreement or the Transaction Documents to which it is or will be a party, nor the consummation by SSIC of the Transactions, nor performance by SSIC of this Agreement or the Transaction Documents to which it is or will be a party, will (i) violate any provision of the SSIC Organizational Documents, or (ii) assuming that the Consents and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law applicable to SSIC or by which any property or asset of SSIC is bound or affected, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or require the Consent of, notice to or filing with any third Person under any of the terms, conditions or provisions of any Permit, Contract or other obligation to which SSIC is a party or by which any of its properties or assets are bound, or result in the creation of a Lien, other than a Permitted Lien, upon any property or asset of SSIC, other than, in the cases of clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to SSIC.

(c)       SSIC has complied with each, is not in default in any respect under any, and to the knowledge of SSIC is not under investigation with respect to any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of SSIC or materially impede the business of SSIC. SSIC has not received any written or, to SSIC’s knowledge, oral notification from a Governmental Entity of any non-compliance with applicable Law, which non-compliance would result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC.

(d)       SSIC is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its filings with the SEC and applicable Laws, if any and as amended from time to time, other than any non-compliance that would not, individually or in the aggregate, result in, or reasonably be expected to result in a material liability of SSIC or materially impede the business of SSIC.

4.3       Governmental Consents and Approvals. Except for (i) the filing with the SEC of the Registration Statement (including the Proxy Statement included therein relating to the SSIC Stockholder Meeting) and the declaration of the effectiveness thereof, (ii) any notices, Consents, filings or exemptions in connection with compliance with the NASDAQ Rules (including approval of NASDAQ of the listing of the Purchased Shares), or the rules and regulations of any other applicable self-regulatory organization (“SRO”) listed on Section 4.3 of the SSIC Disclosure Schedule, (iii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the Transactions and (iv) compliance with the Securities Act, Exchange Act, the Investment Company Act, and the rules and regulations promulgated thereunder, no other Consents or exemptions from, or notices to, or filings with, any Governmental Entity are required to be obtained by SSIC in connection with the execution, delivery and performance by SSIC of this Agreement or the Transaction Documents or the consummation by SSIC of the Transactions, in each case other than any such Consents, notices, registrations, exemptions, filings or approvals, the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SSIC.

4.4       Financial Statements.

(a)       All of the audited financial statements and unaudited interim financial statements of SSIC included or incorporated by reference in the SSIC SEC Reports (including the related notes, where applicable) (i) have been prepared from the books and records of SSIC, (ii) fairly present in all material respects the financial position, results of operations, changes in net assets, and cash flows of SSIC for the respective fiscal periods or as of the respective dates therein set forth (except that the unaudited interim financial statements may not contain notes and are subject to recurring year-end audit adjustments immaterial in nature and amount), (iii) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited interim financial statements, as permitted by the SEC. BDO USA, LLP has not resigned, threatened resignation or been dismissed as SSIC’s independent public accountant as a result of or in connection with any disagreements with SSIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)       SSIC has no liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected on a balance sheet of SSIC prepared in accordance with GAAP, except for: (i) liabilities as and to the extent reflected or reserved against in the SSIC balance sheet as of September 30, 2023 included in SSIC’s quarterly report on Form 10-Q filed with the SEC on November 9, 2023, including all related notes or schedules thereto; (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023 or in connection with the Transactions contemplated hereby; and (iii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC.

(c)       Since February 4, 2022 (the “Applicable Date”), SSIC has not, and to the knowledge of SSIC, any director, officer, auditor, accountant or Representative of SSIC has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SSIC or its internal accounting controls, including any complaint, allegation, assertion or claim that SSIC has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a- 15(f) and 15d-15(f) of the Exchange Act).

4.5       Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement, the business of SSIC has been conducted in the ordinary course of business consistent with past practice, (b)(i) SSIC has not suffered a Material Adverse Effect that is continuing, (ii) there has been no Effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SSIC and (c) SSIC has not taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 6.1 or Section 6.2.

4.6       Legal Proceedings; Permits; Sanctions.

(a)       SSIC is not a party to any, and there are no pending or, to SSIC’s knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (“Actions”) of any nature against SSIC or that involves any of its assets, including the SSIC Investments, or against any present or, to the knowledge of SSIC, former officer or director of SSIC or by any Governmental Entity or arbitrator, that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC. To SSIC’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC.

(b)       There is no Order, rule, or regulatory restriction (other than those regulatory restrictions of general application that apply to similarly situated companies) outstanding against or involving SSIC or the assets of SSIC that has resulted in, or would reasonably be expected to result in, (i) a material liability of SSIC (ii) a material impediment to the business of SSIC or (iii) a material impairment of the ability of SSIC to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions.

(c)       Section 4.6(c) of the SSIC Disclosure Schedule contains a complete and accurate list of each material Permit that is held by SSIC and that is used by SSIC to operate its business in all material respects as currently conducted. Each Permit listed or required to be listed in Section 4.6(c) of the SSIC Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.6(c) of the SSIC Disclosure Schedule (i) SSIC is, and at all times has been, in compliance in all material respects with the terms and requirements of each Permit identified or required to be identified in Section 4.6(c) of the SSIC Disclosure Schedule, and (ii) SSIC has not received any written, or to SSIC’s knowledge, oral, notice or other written, or to SSIC’s knowledge, oral, communication from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential material violation of or failure to comply with any material term or requirement of any material Permit, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any material Permit. The Permits listed in Section 4.6(c) of the SSIC Disclosure Schedule collectively constitute all of the Permits necessary to permit SSIC to lawfully conduct and operate its business in all respects in the manner it currently conducts and operates such business and to permit SSIC to own, lease or use its assets in the manner in which it currently owns, leases or uses such assets, except for such Permits as would not, individually or in the aggregate, be material to SSIC.

(d)       None of SSIC or, to SSIC’s knowledge, the directors, officers, Affiliates, or agents of SSIC is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, and including, without limitation, the designation as a “specially designated national” or “blocked person”); and SSIC has not made, lent, contributed or otherwise made available any payments to any Person (i) for the purpose of financing the activities of any Person that at the time of such financing was the subject or target of any U.S. sanctions administered by OFAC, (ii) to fund or facilitate any activities of or business in any country or territory that is itself the subject or target of applicable sanctions Laws in violation of applicable Law or (iii) in any other manner that will result in a violation by any Person of applicable sanctions Laws. SSIC has not knowingly engaged in, nor is it now knowingly engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of applicable sanctions Laws or with any country or territory that is itself the subject or target of applicable sanctions Laws, except as permitted by applicable Law. As used herein, the phrase “subject or target of applicable sanctions Laws” includes, without limitation, individuals or entities that: (1) are or have been listed on OFAC’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Parties List or Entity List, or any similar restrictive list of sanctioned Persons promulgated pursuant to any U.S. sanctions Laws; or (2) as applicable under relevant sanction Laws, to SSIC’s knowledge, are or have been fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are the subject or target of applicable sanctions Laws.

4.7       Regulatory Matters. SSIC is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, in each case other than those of general application that apply to similarly situated BDCs, nor has SSIC been advised in writing by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing. Except for normal examinations of SSIC conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated any proceeding, enforcement action or, to the knowledge of SSIC, investigation into the business, disclosures or operations of SSIC. There is no unresolved, or, to SSIC’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of SSIC.

4.8      SSIC Investments.

(a)       SSIC is the sole legal and beneficial owner and holder and has all legal and beneficial interest in and to all Indebtedness owed to it and other financial investment assets (including any evidence of Indebtedness) owned or purported to be owned by it (including any of the foregoing held by SSIC of any Portfolio Company) (the “SSIC Investments”), and, to the extent applicable to the SSIC Investments, has good and valid title to the SSIC Investments, in each case, free and clear of any Liens, except (i) for those Liens or restrictions arising under the Organizational Documents of the issuers of such securities or Liens under the applicable loan or similar Contracts with respect to such SSIC Investments, (ii) for those Liens involving restrictions on transfer arising under applicable federal or state securities Laws, or (iii) for Liens which individually or in the aggregate are immaterial with respect to the value, ownership or transferability of such SSIC Investments. No SSIC Investment is subject to a participation or other participating or other interest of any nature whatsoever pursuant to which SSIC has participated its interests (or sold a participating or other interest) in such SSIC Investment, and there are no outstanding Contracts or rights to purchase or otherwise acquire any of the SSIC Investments.

(b)       To SSIC’s knowledge, each SSIC Investment that is required to be executed by the applicable Borrower has been duly authorized, executed and delivered by the applicable Borrower, and is the legal, valid and binding obligation of such Person, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. To SSIC’s knowledge, there are no Actions pending in which any of SSIC’s Portfolio Companies has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken any action for the purpose of authorizing any of the foregoing. SSIC is not in breach pursuant to the terms, conditions or provisions of any SSIC Investments Documents, and, to SSIC’s knowledge, as of the date hereof, there is no “event of default” (as such term or a substantially equivalent term is defined in the applicable SSIC Investments Documents in respect of such SSIC Investment) of any Portfolio Company pursuant to the terms, conditions or provisions of, any SSIC Investments Documents; SSIC is not a “defaulting lender” (or like term) under any SSIC Investment and as of the date hereof SSIC has not received written notice of any “event of default” (as such term or a substantially equivalent term is defined in the applicable SSIC Investments Documents in respect of such SSIC Investment) under any SSIC Investment that is continuing. Neither SSIC nor any of its Affiliates is listed as a “disqualified institution” (or like term) in respect of any SSIC Investment. No event or condition has occurred that constitutes or, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of SSIC or, as of the date hereof, to SSIC’s knowledge, any other party thereto under any SSIC Investment. None of the collateral securing any SSIC Investment is subject to any pending bankruptcy or foreclosure proceeding as of the date hereof.

(c)       To the extent SSIC’s rights under the SSIC Investments are secured by a security interest in favor of SSIC or the agent for the lenders under the applicable SSIC Investment, as applicable, over the applicable collateral, such security interest is valid.

(d)       No fraud or material misrepresentation has been committed by SSIC or any Affiliate thereof or, to the knowledge of SSIC, by any other Person, including, without limitation, any Borrower or any appraiser in connection with (i) the solicitation, origination or servicing of the SSIC Investments or (ii) the determination of the value of the related SSIC Investment.

(e)       Each SSIC Investment complies in all material respects, and did comply as of the date on which it was originated, with applicable Laws. The origination, servicing and collection practices used by SSIC or, to the knowledge of SSIC, any other Person, with respect to the SSIC Investments have been in all material respects in compliance with applicable Law. SSIC and its Affiliates or, to the knowledge of SSIC, any other Person, have complied in all material respects with (and have not received written notice of any violation of) any and all requirements of any federal, state or local Law (including their origination, purchase, funding and servicing and any collection practices in connection therewith). No SSIC Investment is for primarily personal, consumer, family or household purposes and all SSIC Investments are for business purposes, as defined in the Truth in Lending Act of 1968, as amended, and Regulation Z.

(f)       There are no pending or, to SSIC’s knowledge, threatened, Actions of any nature that involves any of the SSIC Investments that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC. To SSIC’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the SSIC Investments or to result in, individually or in the aggregate, a material liability of SSIC or materially impede the business of SSIC.

(g)       The obligations of each of SSIC’s Portfolio Companies with respect to the applicable SSIC Investment are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of such SSIC Investment or the exercise of any right thereunder, will not render such SSIC Investment unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and SSIC has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.

(h)       Each SSIC Investment, to the extent originated by SSIC, was originated in conformance with the investment guidelines of SSIC in effect at the time of origination without regard to any investment discretion. Since the origination date of each such SSIC Investments, (a) the material terms of the SSIC Investments Documents have not been modified, altered, satisfied, canceled, subordinated or rescinded in any respect, in whole or in part, except by written instrument that is included in the SSIC Investments Documents and, if necessary to maintain the priority of the respective collateral, has been recorded and (b) none of SSIC or its Affiliates, or any other originator or servicer or agent acting on its or their behalf has executed any instrument of release, cancellation, satisfaction, subordination or rescission with respect to any SSIC Investments, except by written instrument that is included in the SSIC Investments Documents.

(i)       The SSIC Investments are valued on the books and records of SSIC in accordance with GAAP and the Investment Company Act in all material respects.

(j)       None of the SSIC Investments as of the Cut-off Time and as of the Closing Cut-off Time have been subordinated by SSIC in whole or in part to other funded indebtedness of a Borrower held by SSIC or any Affiliate of SSIC. No Contract (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) exists that subordinates, purports to subordinate or has the substantive effect of subordinating SSIC’s rights to payments in respect of any SSIC Investment to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims, in each case that is held by SSIC or any of its Affiliates.

(k)       Each of the SSIC Investments Files (i) is true, complete and correct in all material respects and (ii) contains originals or copies of all SSIC Investments Documents (including, for the avoidance of doubt, all amendments, waivers and other agreements that by their terms purport to amend, waive, supplement or modify any SSIC Investments Document).

(l)       With respect to each Borrower, SSIC has monitored applicable sanction lists pursuant to, and in accordance with applicable anti-money laundering laws, including to determine whether any Borrower becomes listed as a “blocked person” for purposes of OFAC. No Borrower is listed as a “blocked person” for purposes of OFAC.

(m)       With respect to each SSIC Investment, the Borrower is an entity organized under the laws of a state of the United States of America or the District of Columbia.

(n)       As of the date of this Agreement, the value of the SSIC Investments that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of SSIC’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).

4.9       Anti-money Laundering; Anticorruption.

(a)       Since inception, SSIC has operated and is currently operating in compliance in all material respects with its anti-money laundering program and all applicable Laws relating thereto.

(b)       Neither SSIC nor, to SSIC’s knowledge, any director, officer or agent of SSIC has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable regulation thereunder, the U.K Bribery Act 2010, or any other applicable anti-bribery or anti-corruption Law (collectively, “Anticorruption Laws”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit in violation of any Anticorruption Laws. To SSIC’s knowledge, its Affiliates have conducted their businesses in compliance with all such applicable Anticorruption Laws, and SSIC has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

4.10       Registration Statement. None of the information supplied or to be supplied by SSIC, Silver Spike, or their respective Affiliates for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented, and at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement, at the time that the Proxy Statement is first distributed to stockholders of SSIC, and at the time of the SSIC Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.11       Broker’s Fees. SSIC has not utilized any investment banker, broker, finder, financial advisor, or other similar intermediary or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, and no such Person is entitled to any fee or commission in connection with the Transactions based on arrangements made by or on behalf of SSIC or its Affiliates.

4.12       Cannabis Business Matters. All financing and other services provided by SSIC to its Portfolio Companies that are marijuana businesses or related entities or customers (the “Marijuana Businesses”) have been conducted in all material respects in accordance with SSIC’s anti-money laundering program and applicable guidance issued by the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) (as applicable, collectively, “Anti-Money Laundering Requirements”). SSIC conducts and has conducted reliable and documented due diligence processes which are regularly refreshed and intended to provide reasonable assurance that each of its Portfolio Companies (a) is operating consistent with applicable Anti-Money Laundering Requirements, and (b) possesses all requisite cannabis-related Permits and related permissions to operate its businesses as currently conducted and are in material compliance with all applicable Law, including, but not limited to, all state and local Laws concerning or in any way related to cannabis sales, licensure, and operations.

4.13      Reports; Financial Management.

(a)       SSIC has timely filed (or furnished) all reports, schedules, exhibits, forms, statements (including registration statements), prospectuses, certifications, and other documents that it was required to file or furnish since the Applicable Date with the SEC pursuant to the

Securities Act or the Exchange Act (such files, together with any exhibits and schedules thereto and other information incorporated therein, the “SSIC SEC Reports”). As of their respective filing or effective dates (as applicable), or, if amended, supplemented or superseded by a filing, as of the date of such subsequent filing, all SSIC SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. No such SSIC SEC Report, at the time filed (or, if amended, supplemented or superseded, as of the date of such subsequent matters) pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no amendments or modifications to the SSIC SEC Reports that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(b)       To the extent not publicly available on EDGAR, SSIC has furnished to CALP correct and complete copies of all comment letters and any other material correspondence from the SEC since the Applicable Date through the date hereof, together with all written responses of SSIC thereto. To the knowledge of SSIC, as of the date of this Agreement, (i) there are no outstanding or unresolved comments from the SEC with respect to any SSIC SEC Report and (ii) none of the SSIC SEC Reports is subject to ongoing SEC review or investigation.

(c)       Since the Applicable Date, SSIC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ (the “NASDAQ Rules”).

(d)       SSIC is not a party to or has any commitment to become a party to any off- balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of SSIC in the SSIC SEC Reports. SSIC is not a party to any securitization transaction with respect to the assets of SSIC or off-balance sheet arrangement with respect to SSIC (as defined in Item 303(a)(4) of Regulation S- K promulgated under the Exchange Act).

(e)       Except to the extent not required in reliance on exemptions by virtue of SSIC’s status as an “emerging growth company” under the Securities Act, JOBS Act, Exchange Act, or other applicable Law, as applicable, SSIC in all material respects has implemented, maintained, and maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15 of the Exchange Act. Such controls and procedures are reasonably designed to ensure that all material information concerning SSIC and other material information required to be disclosed by SSIC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SSIC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SSIC’s principal executive officer and principal financial officer to material information required to be included in SSIC’s periodic reports required under the Exchange Act. SSIC has established and maintained in all material respects a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of SSIC’s financial reporting and the preparation of SSIC’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in SSIC’s internal control over financial reporting other than those that have been reported to the SSIC Board and disclosed in a Disclosed Report and no change in SSIC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect SSIC’s internal control over financial reporting.

(f)       There are no outstanding loans or other extensions of credit made by SSIC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SSIC. SSIC has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)       The principal executive officer and the principal financial officer of SSIC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations of the SEC with respect to each SSIC SEC Document filed by SSIC, and the statements contained in any such certifications are complete and correct, and SSIC is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(h)       To SSIC’s knowledge, there has been no fraud or suspected fraud affecting SSIC involving management of SSIC or employees of Silver Spike who have significant roles in SSIC’s internal controls over financial reporting. As of the date hereof, there are no SEC proceedings pending, or to SSIC’s knowledge, threatened, in each case involving the accounting practices of SSIC or any malfeasance by any director or executive officer of SSIC in their capacity as such.

4.14      Stockholders and Board Approvals.

(a)       At a meeting duly called and held, the SSIC Board, upon recommendation of the Special Committee, has unanimously (i) determined that this Agreement, the Transaction Documents and the Transactions are advisable and in the best interests of SSIC and the SSIC Stockholders, (ii) approved this Agreement, the Transaction Documents and the Transactions, and (iii) resolved to recommend to the SSIC Stockholders that the SSIC Stockholders approve the proposals related to the SSIC Stockholder Approvals (the “SSIC Board Recommendation”), and directed that the proposals related to the SSIC Stockholder Approvals be submitted to the SSIC Stockholders for approval and adoption at a duly called and held meeting of such SSIC Stockholders (the “SSIC Stockholder Meeting”), together with the SSIC Board Recommendation, and has unanimously adopted resolutions to the foregoing effect.

(b)       As of the date hereof, and subject to Section 7.9 after the date hereof, the SSIC Board Recommendation has not been rescinded or modified in any respect.

(c)       With respect to the SSIC Stockholder Approvals, the affirmative vote of the SSIC Stockholders at the SSIC Stockholder Meeting in person or by proxy (i) holding a plurality of the votes of the SSIC Common Stock cast at the SSIC Stockholder Meeting is required to elect New Directors as directors of SSIC, and (ii) holding a majority of the votes of the SSIC Common Stock cast at the SSIC Stockholder Meeting is required to approve, for purposes of complying with the resolutions of the SSIC Board, the proposal to authorize, for purposes of complying with applicable NASDAQ Rules, the issuance of more than 20% of SSIC Common Stock and any change of control pursuant to the Stock Issuance (together, the “SSIC Stockholder Approval

Requirements”). The SSIC Stockholder Approval Requirements are the only votes or consents of the holders of SSIC Securities that are required to authorize or approve this Agreement or the Transaction Documents or to consummate the Transactions.

4.15       Capitalization. The authorized capital stock of SSIC consists of 100,000,000 shares of SSIC Common Stock, of which 6,214,941 shares were issued and outstanding as of the close of business on February 16, 2024. As of the date of this Agreement, no shares of preferred stock are authorized or issued and outstanding. All of the issued and outstanding shares of SSIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the shares of SSIC Common Stock constituting the Purchased Shares will be, when issued pursuant to the terms of the Transactions, duly authorized and validly issued and fully paid, nonassessable and free and clear of any Liens (other than restrictions on transfer arising under federal or state securities Laws or SSIC’s Organizational Documents), with no personal liability attaching to the ownership thereof. The sale, issuance and delivery of the Purchased Shares pursuant to this Agreement are not subject to any preemptive right, co-sale right, right of first refusal or other similar right of stockholders arising by operation of Law, under the Organizational Documents, or any agreement to which SSIC is a party. Except as set forth on Section 4.15 of the SSIC Disclosure Schedule, (i) no Indebtedness of SSIC having the right to vote on any matters on which stockholders of SSIC may vote is issued or outstanding, and (ii) there are no authorized, issued, reserved for issuance or outstanding (A) shares of stock or other voting securities of or ownership interests in SSIC other than the SSIC Common Stock, (B) securities of SSIC convertible into or exchangeable for shares of stock or other voting securities of or ownership interests in SSIC, (C) subscriptions, warrants, calls, options, rights, preemptive rights, commitments or agreements of any character to acquire from SSIC, or other obligation of SSIC to issue, or requiring the payment of any amount based on, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of SSIC or (D) equity or equity-based compensation awards, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights of any kind (or obligations of SSIC to grant or issue the same) that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any stock of or voting securities of SSIC (the items in the foregoing clauses (i) and (ii), together with the SSIC Common Stock, being referred to collectively as the “SSIC Securities”). Except as expressly contemplated by this Agreement, (i) there are no outstanding obligations of SSIC to issue, transfer or sell any of the SSIC Securities, (ii)  SSIC is not a party to any agreement restricting the transfer of any SSIC Securities or affecting the voting rights of any SSIC Securities, (iii) there are no contractual obligations of SSIC (A) to repurchase, redeem or otherwise acquire any SSIC Securities or any other equity security of SSIC or any securities representing the right to purchase or otherwise receive any SSIC Securities or any other equity security of SSIC or (B) pursuant to which SSIC is or could be required to register SSIC Securities under the Securities Act other than pursuant to this Agreement. All of the SSIC Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

4.16      Taxes and Tax Returns.

(a)       SSIC (i) has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement and all such Tax Returns are accurate and complete in all material respects, (ii) has paid all material Taxes shown thereon or required to be shown thereon as due other than Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP and (iii) has duly paid or made provision for the payment of all material Taxes (not described in clause (ii) of this Section 4.16(a)) that have been incurred or are due or claimed to be due from it by the IRS or any other federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon SSIC for which SSIC does not have reserves that are adequate under GAAP. SSIC is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement.

(b)       SSIC has made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” under the Code (a “RIC”).

(c)       SSIC has qualified as a RIC at all times since January 1, 2022, and expects to so qualify through the taxable year that includes the Closing Date. No challenge to SSIC’s status as a RIC is pending or has been threatened orally or in writing.

(d)       For each taxable year of SSIC ending after December 31, 2021 and on or before the Closing Date, SSIC has satisfied the distribution requirements imposed on a RIC under Code Section 852.

(e)       Except as set forth in Section 4.16(e) of the SSIC Disclosure Schedule, SSIC has not at any time since its inception been liable for, and is not now liable for, any income or excise tax pursuant to Code Section 852 or Code Section 4982.

(f)       SSIC has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

(g)       At the close of each calendar quarter since January 1, 2022, SSIC has satisfied the diversification requirements of Code Section 851(b)(3) without regard to the last sentence of Code Section 851(d)(1).

(h)       SSIC has not taken any action, caused any action to be taken, or failed to take any action which action or failure could cause SSIC to fail to qualify as a RIC under the Code.

(i)       SSIC does not own any assets the disposition of which would be subject to rules similar to Code Section 1374 or Treasury Regulation Section 1.337(d)-7.

(j)       During the previous five years, no claim has been made in writing by a taxing authority in a jurisdiction where SSIC does not file Tax Returns that SSIC is or may be subject to taxation by that jurisdiction.

(k)       SSIC does not have, and has never had, a permanent establishment in any country other than the United States.

(l)       SSIC has not received any notice in writing that any Tax Return of SSIC has been or will be audited by the IRS or any other relevant taxing authority.

(m)       SSIC has never requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(n)       SSIC has complied in all material respects with all Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by such Laws, withheld from and paid over all amounts required to be so withheld and paid over under such Laws.

(o) There are no Liens for Taxes upon the assets of SSIC, other than Permitted Liens.

(p) SSIC has not granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any material Taxes or material Tax Return that remains in effect, nor has any request for such waiver or consent been made. SSIC is not currently the beneficiary of any extension of time within which to file any material Tax Return or pay any Taxes (other than any extension of not more than six months). Any material Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Entity against SSIC have been finally settled and fully paid.

(q)       SSIC has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(r)       SSIC is not required to include in income any adjustment pursuant to Code Section 481(a), no such adjustment has been proposed by the IRS, and no pending request for permission to change any accounting method has been submitted by SSIC.

(s)       SSIC has never been a member of an “affiliated group” as defined in Code Section 1504. SSIC does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S., state, local, or foreign Law) as a result of being a member of a consolidated or combined group, as a transferee or successor, by contract, or otherwise.

(t)       SSIC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.

(u)       SSIC is not, and has not been, party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

4.17       Certain Contracts. (a) Section 4.17(a) of SSIC Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR to the extent publicly available and filed no later than three (3) Business Days prior to the date of this Agreement) to CALP of, all of the following Contracts (the “SSIC Material Contracts”) to which, as of the date hereof, SSIC is a party or bound or, to the knowledge of SSIC, its assets or properties are subject or bound (except for this Agreement):

(i)       a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or Contract that is otherwise material to SSIC or its financial condition or results of operations;

(ii) a joint venture, strategic alliance, stockholder or partnership Contract;

(iii) a loan, credit agreement, note, mortgage, indenture or other agreement, instrument, or binding commitment pursuant to which any Indebtedness of SSIC in an aggregate principal amount in excess of $250,000 is outstanding or may be incurred, or any guarantee by SSIC of any Indebtedness in an aggregate principal amount in excess of $250,000;

(iv)       a non-competition or non-solicitation Contract that purports to limit the manner in which, or the localities in which, the business of SSIC is conducted or the types of businesses that SSIC conducts;

(v)       a Contract requiring expenditures by SSIC in excess of $250,000 in the aggregate on or after the date of this Agreement and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or a Contract under which SSIC is entitled to receive in excess of $250,000 in the aggregate (excluding those in respect of SSIC Investments) on or after the date of this Agreement;

(vi)       any Contract that obligates SSIC to conduct any business that is material to SSIC on an exclusive basis with any third party;

(vii) any Contract with a Governmental Entity;

(viii) any Contract under which SSIC has granted any Person registration rights;

(ix) any Contract that provides for termination, acceleration of payment or any other material rights or obligations upon the occurrence of the Transactions;

(x) any lease with respect to real property;

(xi)       the Investment Advisory Agreement, the Administration Agreement between Silver Spike and SSIC, the License Agreement between Silver Spike and SSIC,

and the Services Agreement among Silver Spike and SS&C Technologies, Inc. and ALPS Fund Services, Inc.;

(xii) any indemnification Contracts with any directors or officers or other Affiliates;

(xiii) any Contract that would be required to be disclosed pursuant to Section 4.24; and

(xiv)       any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 that has not yet been consummated or as to which there are any ongoing obligations.

(b)       Except as set forth in Section 4.17(b) of SSIC Disclosure Schedule, and other than as would not, individually or in the aggregate, result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC, (i) each SSIC Material Contract is valid and binding on SSIC and, to the knowledge of SSIC, the other parties thereto, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) neither SSIC and, to SSIC’s knowledge, each other party thereto is in breach or default under any such SSIC Material Contract and (iii) no event or condition occurred with respect to SSIC, or, to the knowledge of SSIC, any other party, that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default or grant a right of termination or acceleration on the part of SSIC or, to SSIC’s knowledge, any other party thereto under any such SSIC Material Contract.

4.18       Employee Matters. SSIC has no (i) employees or (ii) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, incentive, deferred compensation, paid-time-off, equity-based, phantom equity, severance, separation, termination, retention, change-of-control, pension, profit-sharing, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, collective bargaining, fringe benefit, or other similar plan, program, agreement, practice, policy, arrangement or commitment (collectively, “Benefit Plans”).

4.19       Property. SSIC does not own and has never owned any real property. SSIC (a) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in such SSIC SEC Reports as being owned by SSIC or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except Permitted Liens, and (b) with respect to any lease of leased real property required to be disclosed in Section 4.17(a)(x), SSIC is in possession of such leased real property and SSIC has not received written notice (i) of any pending or threatened condemnation or other Action in eminent domain affecting the leased real property or any portion of the interest therein and (ii) that the current use and occupancy of the leased real property violates in any material respect any easement, condition, covenant, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the leased real property. No portion of such leased real property is subleased to any third Person.

The property currently owned or leased by SSIC, together with all other assets of SSIC, constitute all the rights, property and assets that are used in, held for use in, or are necessary for the operation of the business by SSIC in the same manner as conducted since December 31, 2022 and constitute all the rights, property and assets necessary for the continued conduct of the business of SSIC in the same manner in which it is currently being conducted.

4.20       Intellectual Property; IT Assets. Section 4.20 of the SSIC Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all registrations and applications for registration of any Intellectual Property owned by SSIC. Except as would not reasonably be expected to be, individually or in the aggregate, material to SSIC: (a) to the knowledge of SSIC, SSIC owns all right, title, and interest in and to, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property necessary to the conduct of its business as currently conducted; (b) to the knowledge of SSIC, since the Applicable Date, SSIC has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (c) since the Applicable Date, no Person has challenged or, to the knowledge of SSIC, infringed, misappropriated or otherwise violated any Intellectual Property right owned by SSIC; (d) since the Applicable Date, there is no pending, and SSIC has not received any written notice of any threatened, claim, action, suit, Order or proceeding against SSIC with respect to any Intellectual Property used by SSIC or alleging that SSIC infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person or that such Intellectual Property right is invalid or unenforceable; (e) SSIC has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned by SSIC and no such Trade Secrets have been disclosed other than to representatives and agents of SSIC, all of whom are bound by written confidentiality agreements; (f) to the knowledge of SSIC, SSIC has a valid right to access and use all IT Assets used in connection with the operation of SSIC’s business as currently conducted; (g) SSIC’s IT Assets are adequate for, and operate and perform in a manner that permits SSIC to conduct its business as currently conducted and to the knowledge of SSIC, since the Applicable Date, no Person has gained unauthorized access to the IT Assets used in connection with the operation of SSIC’s business as currently conducted; (h) SSIC has implemented reasonable backup and disaster recovery technology consistent with industry practices; (i) SSIC has implemented and maintains commercially reasonable controls, policies, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Assets and data (including all personal or personally identifiable data (“Personal Data”)) used in connection with its business as currently conducted, and to SSIC’s knowledge there have been no breaches, violations, outages or unauthorized uses of or accesses to same; and (j) SSIC is in material compliance with all applicable Laws and all Orders of any Governmental Entity, internal policies and contractual obligations to the extent relating to the privacy and security of IT Assets and Personal Data and to the protection of such IT Assets and Personal Data from unauthorized use, access, misappropriation or modification.

4.21       Rights Agreement; State Takeover Laws. SSIC does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “rights plan,” “rights agreement” or “poison pill.” No anti-takeover provision contained in the SSIC Organizational Documents would prohibit the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions. The terms of any applicable Law (including but not limited to the Maryland General Corporation Law (including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act)) with respect to restrictions on “business combinations” set forth in or any other “moratorium”, “control share”, “fair price”, “supermajority”, “affiliate transactions”, “takeover”, or “interested stockholder” Law, or similar anti-takeover Laws (any such laws in any jurisdiction, a “Takeover Statute”) will not apply in connection with this Agreement, the Transaction Documents or the Transactions, or the SSIC Board has taken all necessary actions to render any such Takeover Statutes inapplicable to this Agreement, the Transaction Documents and the Transactions.

4.22       Insurance. Section 4.22 of the SSIC Disclosure Schedule contains a true and complete list of all material insurance policies to which SSIC is a party or which provide coverage to or for the benefit of or with respect to SSIC or any director or officer of SSIC in their capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. SSIC has made available to CALP true and complete copies of all such Insurance Policies. Section 4.22 of the SSIC Disclosure Schedule also describes any material self-insurance or co-insurance arrangements by or affecting SSIC including any reserves established thereunder. All premiums due under such Insurance Policies of or covering SSIC have been paid and SSIC and its Affiliates have not received written notice that it is in default (nor, to SSIC’s knowledge, does any default exist) with respect to any material obligations under such Insurance Policies. As of the date of this Agreement, SSIC has not received any written notice of cancellation or termination with respect to any such Insurance Policy that is held by, or for the benefit of, SSIC, other than as would not, individually or in the aggregate, be material to SSIC. All material Insurance Policies required by the Investment Company Act are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the execution, delivery and performance of this Agreement or consummation of the Transactions.

4.23       Investment Company Act; Investment Company Status.

(a)       There have been no “Material Compliance Matters” for SSIC, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the SSIC Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, result in, or reasonably be expected to result in, a material liability of SSIC or materially impede the business of SSIC.

(b)       No “affiliated person” (as defined under the Investment Company Act) of SSIC has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material proceeding pending and served or, to the knowledge of SSIC, threatened that would result in any such disqualification.

(c)       SSIC is not, and at all times since inception has not been required to register with the SEC as an “investment company” under the Investment Company Act.

(d)       SSIC has elected to be regulated as a Business Development Company under the Investment Company Act and has filed with the SEC, pursuant to Section 54(a) of the Investment Company Act, a duly completed and executed Form N-54A (the “BDC Election”);

SSIC has not filed with the SEC any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the Investment Company Act; SSIC’s BDC Election remains in full force and effect, and no order of suspension or revocation of such election under the Investment Company Act has been issued or, to SSIC’s knowledge, proceedings therefore initiated or threatened by the SEC. The operations of SSIC are in compliance in all material respects with the provisions of the Investment Company Act, and the rules and regulations of the SEC thereunder, applicable to Business Development Companies.

(e)       The SSIC Board has been established and operated and is currently operating in conformity with the requirements and restrictions of Sections 10(f), 16(b) and 56 of the Investment Company Act.

(f)       SSIC (i) has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule and (iii) has duly adopted a written code of ethics as required by Rule 17j-1 under the Investment Company Act. All such policies and procedures (including the code of ethics) comply in all material respects with applicable Law and there have been no material violations or allegations of material violations of such policies and procedures.

(g)       Since becoming subject thereto, SSIC has complied in all material respects with the capital structure requirements as set forth in Section 61 of the Investment Company Act.

(h)       Section 4.23(h) of the SSIC Disclosure Schedule lists, as of the date hereof, all exemptive, no action or similar relief received by SSIC from any Governmental Entity. Such exemptive, no action or similar relief is in full force and effect, and, to the extent relied on by SSIC, is being complied with in all material respects by SSIC. No requests for exemptive, no action or similar relief are currently pending.

(i)       The Investment Advisory Agreement has been approved by the SSIC Board and the SSIC Stockholders in accordance with Section 15 of the Investment Company Act.

(j)       SSIC is not required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.

4.24       Related Party Transactions. There are no transactions, agreements, arrangements or understandings between SSIC, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in SSIC’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders which have not been disclosed pursuant to applicable Law. No transaction that would violate Section 57 of the Investment Company Act or the rules and regulations promulgated thereunder has occurred between SSIC and the Persons described in such section, other than as permitted by exemptive relief.

4.25      Environmental Matters.

(a)       SSIC is currently, and has been in material compliance with, all Environmental Laws. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to SSIC, there are no legal, administrative, arbitral or other proceedings, claims, actions, or notices with respect to any environmental, health or safety matters or, to SSIC’s knowledge, any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property leased by SSIC seeking to impose, or that are reasonably likely to result in, any liability or obligation of SSIC arising under any Environmental Law pending or threatened against SSIC.

(b)       SSIC is not subject to any agreement, Order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any real property leased by SSIC. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to SSIC, there is no basis for any of the foregoing or any claims or proceedings described in Section 4.25(a). SSIC has not entered into any Contract to provide indemnification to or assumed the liabilities or obligations of any third party pursuant to Environmental Laws in relation to any property leased or previously leased by SSIC.

4.26       Registration and Listing. The issued and outstanding SSIC Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NASDAQ Global Market under the symbol “SSIC”. There is no Action pending or, to the knowledge of SSIC, threatened in writing against SSIC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SSIC Common Stock.

4.27       No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, in the Silver Spike Certificate, or in any Transaction Document to which it is a party, SSIC makes no express or implied representation or warranty with respect to SSIC, any Affiliate thereof, any SSIC Investment or any Portfolio Company, or any other information provided or made available to CALP by SSIC in connection with the Transactions, including the accuracy, completeness or timeliness thereof. SSIC has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by CALP or any of its Affiliates or Portfolio Companies, except as expressly set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CALP

Except as disclosed in the particular Section or subsection of the CALP Disclosure Schedule corresponding thereto (it being understood and agreed that (a) the disclosure of any items set forth in one Section or subsection of the CALP Disclosure Schedule also shall be deemed to apply to each other Section and subsection of this Agreement to the extent that the applicability of such disclosed item in the CALP Disclosure Schedule to such other Section or subsection is reasonably apparent on its face from the text of such disclosure as to matters and items that are the subject of the corresponding representation or warranty in this Agreement, and (b) the absence of a reference to a section or subsection of the CALP Disclosure Schedule in Article V below shall not derogate from the presence of such section or subsection of the CALP Disclosure Schedule and the contents thereof), CALP hereby represents and warrants to SSIC as follows:

5.1       Organization; Qualification.

(a)       CALP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. CALP has the requisite limited liability company power and limited liability company authority to own, lease and operate (as applicable) all of its properties and assets and to carry on its business as it is now being conducted.

(b)       CALP is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP.

(c) CALP has no, and has never had any, Subsidiaries.

(d)       CALP has prior to the date hereof furnished to SSIC true, complete and correct copies of all of its Organizational Documents. Such Organizational Documents are in full force and effect. CALP is not in violation of any of the provisions of CALP’s Organizational Documents (including the CALP Certificate of Formation and CALP LLC Agreement).

5.2      Authority; No Violation; Compliance with Law.

(a)       CALP has all necessary limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by CALP of this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by CALP of the Transactions, have been duly and validly authorized by all necessary limited liability company action by CALP, and no other limited liability company action or proceeding on the part of CALP is necessary to authorize the execution, delivery and performance by CALP of this Agreement or the other Transaction Documents to which it is or will be a party and the consummation by CALP of the Transactions. This Agreement has been (and the other Transaction Documents to which it is or will be a party have been or will be) duly and validly executed and delivered by CALP and (assuming due authorization, execution and delivery by the other parties thereto) constitute the legal, valid and binding obligations of CALP, enforceable against CALP in accordance with their terms (subject to the Bankruptcy and Equity Exception).

(b)       Neither the execution and delivery by CALP of this Agreement or the Transaction Documents to which it is or will be a party, nor the consummation by CALP of the Transactions, nor performance by CALP of this Agreement or the Transaction Documents to which it is or will be a party, will (i) violate any provision of CALP’s Organizational Documents, or (ii) assuming that the Consents and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Law applicable to CALP or by which any property or asset of CALP is bound or affected, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or require the Consent of, notice to or filing with any third Person under any of the terms, conditions or provisions of any Permit,

Contract (including, for the avoidance of doubt, any Contributed Loan Document) or other obligation to which CALP is a party or by which any of its properties or assets are bound, or result in the creation of a Lien, other than a Permitted Lien, upon any property or asset of CALP, other than, in the cases of clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to CALP or to the Contributed Investment Assets, taken as a whole.

(c)       CALP has materially complied with each, is not in default under any, and to the knowledge of CALP is not under investigation with respect to any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability of CALP or materially impede the business of CALP. CALP has not received any written or, to CALP’s knowledge, oral notification from a Governmental Entity of any non- compliance with applicable Law, which non-compliance would result in, or reasonably be expected to result in, a material liability of CALP or materially impede the business of CALP or materially impair the value of the Contributed Investment Assets, taken as a whole.

(d)       CALP is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in CALP’s Organizational Documents and offering documents, if any and as amended from time to time, other than any non-compliance that would not, individually or in the aggregate, result in, or reasonably be expected to result in a material liability of CALP or materially impede the business of CALP or materially impair the value of the Contributed Investment Assets taken as a whole.

5.3       Governmental Consents and Approvals. No Consents or exemptions from, or notices to, or filings with, any Governmental Entity are required to be obtained by CALP in connection with the execution, delivery and performance by CALP of this Agreement or the Transaction Documents or the consummation by CALP of the Transactions, in each case other than any such Consents, notices, registrations, exemptions, filings or approvals, the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CALP.

5.4       Accounting. CALP has no liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that would be required to be reflected on a consolidated balance sheet of CALP prepared in accordance with GAAP, except for: (i) liabilities incurred in the ordinary course of business since December 31, 2023 or in connection with the Transactions contemplated hereby (including accepting assignment and/or transfer of the Contributed Investment Assets and related matters); and (ii) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP. CALP has not, and to the knowledge of CALP, any director, manager, officer, auditor, accountant or Representative of CALP has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CALP or its internal accounting controls, including any complaint, allegation, assertion or claim that CALP has engaged in questionable or illegal accounting or auditing practices or internal controls over financial reporting. To CALP’s knowledge, there has been no fraud affecting CALP involving management or personnel who have significant roles in CALP’s internal accounting controls.

5.5       Absence of Certain Changes or Events. Since December 4, 2023 through the date of this Agreement, (a) except in connection with the execution and delivery of this Agreement, the business of CALP has been conducted in the ordinary course of business, and (b)(i) CALP has not suffered a Material Adverse Effect that is continuing, (ii) there has been no Effect, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CALP, and (iii) CALP has not taken any action that, if taken after the date of this Agreement, would have constituted a breach of Section 6.4(a), (b), (c), and (e) (as such subclause (e) applies to Section 6.4(a), (b), and (c)).

5.6       Legal Proceedings.

(a)       CALP is not a party to any, and there are no pending or, to CALP’s knowledge, threatened, Actions of any nature against CALP or that involves any of its assets, including the Contributed Investment Assets, or against any present or, to the knowledge of CALP, former officer or manager of CALP or by any Governmental Entity or arbitrator that, if determined or resolved adversely, would reasonably be expected to be, individually or the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP. To CALP’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or the aggregate, a material liability of CALP or materially impede the business of CALP.

(b)       There is no Order, rule, or regulatory restriction (other than those regulatory restrictions of general application that apply to similarly situated companies) outstanding against or involving CALP or any asset of CALP that has resulted in, or would reasonably be expected to result in, (i) a material liability of CALP, (ii) a material impediment to the business of CALP or (iii) a material impairment of the ability of CALP to perform its obligations under this Agreement or the other Transaction Documents to which it is or will be a party, or to consummate the Transactions.

(c)       Each material Permit that is held by CALP and that is used by CALP to operate its business in all material respects as currently conducted is valid and in full force and effect. Except as set forth in Section 5.6(c) of the CALP Disclosure Schedule (i) CALP is, and at all times has been, in compliance in all material respects with the terms and requirements of each such Permit, and (ii) CALP has not received any written, or to CALP’s knowledge, oral, notice or other written, or to CALP’s knowledge, oral, communication from any Governmental Entity or any other Person regarding (A) any actual, alleged or potential material violation of or failure to comply with any material term or requirement of any material Permit, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any material Permit. Such Permits collectively constitute all of the Permits necessary to permit CALP to lawfully conduct and operate its business in all respects in the manner it currently conducts and operates such business and to permit CALP to own, lease or use its assets in the manner in which it currently owns, leases or uses such assets, except for such Permits as would not, individually or in the aggregate, be material to CALP or the Contributed Investment Assets.

(d)       None of CALP or, to CALP’s knowledge, the directors, managers, officers, Affiliates, or agents of CALP is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, OFAC or the U.S. Department of State, and including, without limitation, the designation as a “specially designated national” or “blocked person”); and CALP has not made, lent, contributed or otherwise made available any payments to any Person (i) for the purpose of financing the activities of any Person that at the time of such financing was the subject or target of any U.S. sanctions administered by OFAC, (ii) to fund or facilitate any activities of or business in any country or territory that is itself the subject or target of applicable sanctions Laws in violation of applicable Law or (iii) in any other manner that will result in a violation by any Person of applicable sanctions Laws. CALP has not knowingly engaged in, nor is it now knowingly engaged in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of applicable sanctions Laws or with any country or territory that is itself the subject or target of applicable sanctions Laws, except as permitted by applicable Law. As used herein, the phrase “subject or target of applicable sanctions Laws” includes, without limitation, individuals or entities that: (1) are or have been listed on OFAC’s Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, the U.S. Department of Commerce Denied Parties List, or Entity List, or any similar restrictive list of sanctioned Persons promulgated pursuant to any U.S. sanctions Laws; or (2) as applicable under relevant sanction Laws, to CALP’s knowledge, are or have been fifty percent (50%) or more owned or controlled, directly or indirectly, individually or in the aggregate, by any Person or Persons that is or are the subject or target of applicable sanctions Laws.

(e)       For purposes of this Section 5.6, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.

5.7       Regulatory Matters. CALP is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business, or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, in each case other than those of general application that apply to similarly situated companies, nor has CALP been advised in writing by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing. Except for normal examinations of CALP conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated any proceeding, enforcement action or, to the knowledge of CALP, investigation into the business, disclosures or operations of CALP. There is no unresolved, or, to CALP’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of CALP. For purposes of this Section 5.7, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.

5.8      Contributed Investment Assets.

(a)       CALP is the sole legal and beneficial owner and holder and has all legal and beneficial interest in and to all of the Contributed Investment Assets, and, has good and valid title to the Contributed Investment Assets, in each case, free and clear of any Liens, except for (a) those Liens or restrictions arising under the Contributed Loan Documents, (b) those Liens involving restrictions on transfer arising under applicable federal or state securities Laws, or (c) Liens which individually or in the aggregate are immaterial with respect to the value, ownership or transferability of the Contributed Investment Assets (collectively, the “Permitted Contributed Investment Liens”). Except as set forth in Section 5.8(a) of the CALP Disclosure Schedule, CALP has full right and authority to sell, assign and transfer each Contributed Investment Asset to SSIC pursuant to this Agreement, free and clear of any Liens, except for Permitted Contributed Investment Liens. Immediately following the transfer of the Contributed Investment Assets to SSIC as contemplated hereby, SSIC will exclusively own the Contributed Investment Assets free and clear of any Liens, except for Permitted Contributed Investment Liens. Except as set forth in Section 5.8(a) of the CALP Disclosure Schedule, none of the Contributed Loans is subject to a participation or other participating or other interest of any nature whatsoever pursuant to which CALP has participated its interests (or sold a participating or other interest) in such Contributed Loan, and except for this Agreement, there are no outstanding Contracts or rights to purchase or otherwise acquire any of the Contributed Investment Assets from CALP or otherwise.

(b)       To CALP’s knowledge, each Contributed Loan Document that is required to be executed by the applicable Borrower has been duly authorized, executed and delivered by the applicable Borrower, and is the legal, valid and binding obligation of such Person, enforceable in accordance with its terms, except as such enforcement may be limited by the Bankruptcy and Equity Exception. To CALP’s knowledge, there are no Actions pending in which any of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken any action for the purpose of authorizing any of the foregoing. CALP is not in breach pursuant to the terms, conditions or provisions of any Contributed Loan Documents, and, to CALP’s knowledge, as of the date hereof, there is no “event of default” (as such term or a substantially equivalent term is defined in the applicable Contributed Loan Documents in respect of such Contributed Loan) of any Borrower pursuant to the terms, conditions or provisions of, any Contributed Loan Documents; neither CALP nor any of its Affiliates is a “defaulting lender” (or like term) under any Contributed Loan Document and as of the date hereof, CALP has not received written notice of any “event of default” (as such term or a substantially equivalent term is defined in the applicable Contributed Loan Documents in respect of such Contributed Loan) under any Contributed Loan that is continuing. CALP is not listed as a “disqualified institution” (or like term) in respect of any Contributed Loan Document. No event or condition has occurred that constitutes or, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of CALP, or, as of the date hereof, to CALP’s knowledge, any other party thereto under any Contributed Loan Document. None of the Contributed Loan Collateral is subject to any pending bankruptcy or foreclosure proceeding as of the date hereof.

(c)       To the extent CALP’s rights under the Contributed Loan Documents are secured by a security interest in favor of CALP or the agent for the lenders under the applicable

Contributed Loan, as applicable, over the applicable Contributed Loan Collateral, such security interest is valid and shall, upon transfer to SSIC as contemplated hereby, enable SSIC to enforce the remedies contained therein and to realize upon the practical benefits of the Contributed Loan Documents intended to be created thereby, subject to any required lender participation set forth in the Contributed Loan Documents.

(d)       No fraud or material misrepresentation has been committed by CALP or any CALP Loan Affiliate or, to CALP’s knowledge, by any other Person, including, without limitation, any Borrower or any appraiser in connection with (i) the solicitation, origination or servicing of the Contributed Investment Assets, or (ii) the determination of the value of the related Contributed Investment Asset or Contributed Loan Collateral.

(e)       Each Contributed Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable Laws. The origination, servicing and collection practices used by CALP, any CALP Loan Affiliate or, to the knowledge of CALP, any other Person, with respect to the Contributed Investment Assets have been in all material respects in compliance with applicable Law. CALP and each CALP Loan Affiliate or, to the knowledge of CALP, any other Person, have complied in all material respects with (and have not received written notice of any violation of) any and all requirements of any federal, state or local Law (including their origination, purchase, funding and servicing and any collection practices in connection therewith). No Contributed Investment Asset is for primarily personal, consumer, family or household purposes and all Contributed Investment Assets are for business purposes, as defined in the Truth in Lending Act of 1968, as amended, and Regulation Z.

(f)       There are no pending or, to CALP’s knowledge, threatened, Actions of any nature that involves any of the Contributed Investment Assets that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP. To CALP’s knowledge, as of the date hereof, there is no basis for any such Action that, if determined or resolved adversely, would reasonably be expected to be, individually or in the aggregate, material to the Contributed Investment Assets or result in, individually or in the aggregate, a material liability of CALP or materially impede the business of CALP.

(g)       The obligations of each Borrower with respect to the applicable Contributed Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Contributed Loan Documents, or the exercise of any right thereunder, will not render such Contributed Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and neither CALP nor any CALP Loan Affiliate has received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.

(h)       Each Contributed Investment Asset, to the extent originated by CALP or any CALP Loan Affiliate, was originated in conformance with the investment guidelines of CALP or such CALP Loan Affiliate, as applicable, in effect at the time of origination without regard to any investment discretion. Since the origination date of each such Contributed Investment Asset,

(a)       the material terms of the related Contributed Loan Collateral and other Contributed Loan Documents have not been modified, altered, satisfied, canceled, subordinated or rescinded in any respect, in whole or in part, except by written instrument that is included in the Contributed Loan Documents and, if necessary to maintain the priority of the respective Contributed Loan Collateral, has been recorded; and (b) none of CALP or any CALP Loan Affiliate, or any other originator or servicer or agent acting on its or their behalf has executed any instrument of release, cancellation, satisfaction, subordination or rescission with respect to any Contributed Investment Asset, except by written instrument that is included in the Contributed Loan Documents.

(i)       The Contributed Investment Assets are valued on the books and records of CALP in accordance with GAAP in all material respects.

(j)       Except for such subordinations that will be terminated prior to the Closing Cut-off Time as set forth in Section 5.8(j) of the CALP Disclosure Schedule, none of the Contributed Investment Assets as of the Cut-Off Time or the Closing Cut-Off Time have been subordinated by CALP or any CALP Loan Affiliate in whole or in part to other funded indebtedness of a Borrower held by CALP or any Affiliate of CALP, including any other funded indebtedness owed to any Affiliate of CALP. Except for such subordinations that will be terminated prior to the Closing Cut-Off Time as set forth in Section 5.8(j) of the CALP Disclosure Schedule, as of the Cut-Off Time or the Closing Cut-Off Time, no Contract (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) exists that subordinates, purports to subordinate or has the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims, including any other Indebtedness or other claims owed to any Affiliate of CALP, in each case that is held by CALP or any of its Affiliates.

(k)       The information set forth on the Contributed Loan Schedule in response to clauses (i) through (ix) of the definition of “Contributed Loan Schedule” as of the Cut-Off Time is true, complete, and correct in all material respects.

(l)       Except as set forth in the Contributed Loan Documents, there are no future funding obligations under any of the Contributed Investment Assets as of the Cut-Off Time or the Closing Cut-Off Time.

(m)       Each of the Contributed Loan Files (i) is true, complete and correct in all material respects and (ii) contains originals or copies of all Contributed Loan Documents (including, for the avoidance of doubt, all amendments, waivers and other agreements that by their terms purport to amend, waive, supplement or modify any Contributed Loan Document).

(n)       With respect to each Borrower, CALP has monitored applicable sanction lists pursuant to, and in accordance with applicable anti-money laundering laws, including to determine whether any Borrower becomes listed as a “blocked person” for purposes of OFAC. No Borrower is listed as a “blocked person” for purposes of OFAC.

(o)       With respect to each Contributed Investment Asset, the Borrower is an entity organized under the laws of a state of the United States of America or the District of Columbia.

5.9       Anti-money Laundering; Anticorruption.

(a)       Since inception, CALP has operated and is currently operating in compliance in all material respects with all applicable Laws relating to anti-money laundering.

(b)       Neither CALP nor, to CALP’s knowledge, any director, officer or agent of CALP has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Anticorruption Laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit in violation of any Anticorruption Laws. To CALP’s knowledge, the CALP Loan Affiliates have conducted their businesses in compliance with all such applicable Anticorruption Laws, and CALP has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. For purposes of this Section 5.9, references to CALP (other than references to “CALP’s knowledge”) shall be deemed to also refer to each CALP Loan Affiliate, but, with respect to each CALP Loan Affiliate, solely with respect to the Contributed Investment Assets.

5.10       Registration Statement. None of the information supplied or to be supplied by CALP for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented, and at the time the Registration Statement becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) the Proxy Statement, at the time that the Proxy Statement is first distributed to stockholders of SSIC, and at the time of the SSIC Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.11       Broker’s Fees. CALP has not utilized any investment banker, broker, finder, financial advisor, or other similar intermediary or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions, and no such Person is entitled to any fee or commission in connection with the Transactions based on arrangements made by or on behalf of CALP or its Affiliates.

5.12       Cannabis Business Matters. All financing and other services provided by CALP to its Portfolio Companies that are Marijuana Businesses have been conducted in all material respects in accordance with the applicable Anti-Money Laundering Requirements. CALP or an Affiliate conducts and has conducted reliable and documented due diligence processes which are regularly refreshed and intended to provide reasonable assurance that each of its Portfolio Companies is operating consistent with applicable Anti-Money Laundering Requirements, and possesses all requisite cannabis-related Permits and related permissions to operate its businesses as currently conducted and are in material compliance with all applicable Law, including, but not limited to, all state and local Laws concerning or in any way related to cannabis sales, licensure, and operations.

5.13       No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any Transaction Document to which it is a party, CALP makes no express or implied representation or warranty with respect to CALP, any Affiliate thereof, any Contributed Investment Asset or any Portfolio Company, or any other information provided or made available to SSIC by CALP in connection with the Transactions, including the accuracy, completeness or timeliness thereof. In connection with the Transactions, CALP has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by SSIC or any of its Affiliates or Portfolio Companies, except as expressly set forth in Article IV or in the Silver Spike Certificate.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1       SSIC Conduct of Business-Generally. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of CALP (which shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.1 of the SSIC Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, SSIC shall (i) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and (ii) use reasonable best efforts to maintain and preserve intact its business organization and existing material business relationships and retain the services of its key officers; provided, however, that no action or failure to take action by SSIC with respect to matters specifically addressed by Section 6.2 shall be deemed a breach of the covenants contained in this sentence unless such action or failure to take action would constitute a breach of such specific provision in Section 6.2.

6.2      SSIC Negative Covenants. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of CALP (provided, that in the case of Sections 6.2(d), 6.2(g), 6.2(h), 6.2(i), 6.2(j), and 6.2(m) (and Section 6.2(u) to the extent relating to any of the foregoing items), such consent shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.2 of the SSIC Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, SSIC shall not:

(a)       (i) incur any Indebtedness for borrowed money (including by issuance of any debt security), assume, guarantee, endorse or otherwise as an accommodation become responsible (directly or indirectly, contingently or otherwise) for the Indebtedness of any Person, or make any loan or advance or capital contribution to, or investment in, any Person other than, in each case, obligations to fund commitments to Portfolio Companies entered into in the ordinary course of business consistent with past practice, (ii) cancel, release or assign any material amount of Indebtedness owed by any Person to SSIC (or settle, waive or amend any claims or rights of substantial value) except in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof, or (iii) except as expressly required pursuant to the terms thereof, pay, discharge or satisfy any Indebtedness that has a prepayment cost, “make whole” amount, prepayment penalty or similar obligation;

(b)       (i) other than pursuant to SSIC’s dividend reinvestment plan as in effect on the date of this Agreement, issue, deliver, modify, dispose of, sell or grant, or encumber or pledge, or authorize the creation of any shares of its capital stock or any other SSIC Securities; (ii) adjust, split, reverse split, combine, reclassify or take similar action with respect to any of its capital stock or other SSIC Securities; (iii) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock or other SSIC Securities, except, with respect to the SSIC Common Stock, the authorization, announcement and payment of (x) regular quarterly dividends payable consistent with past practice, and (y) dividends or distributions necessary for SSIC to maintain its qualification as a RIC, as reasonably determined in good faith by SSIC; or (iv) redeem, purchase or otherwise acquire (directly or indirectly) any shares of its capital stock or other SSIC Securities;

(c)       become a party to, establish, amend, commence participation in, or commit itself to the adoption of any Benefit Plan, or hire any employee;

(d)       sell, transfer, pledge, lease, license, mortgage, subject to Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets (including pursuant to securitizations) to any Person except for sales, transfers, leases, mortgages, Liens or other dispositions in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof;

(e)       amend or otherwise change its Organizational Documents (including the SSIC Charter and the SSIC Bylaws), or take any action to exempt any person or entity (other than CALP) or any action taken by any Person from any Takeover Statute or similarly restrictive provisions set forth in its Organizational Documents;

(f)       take any action or knowingly fail to take any action that would or would reasonably be expected to materially delay or materially impede the ability of the Parties to consummate the Transactions or result in any of the conditions to the Transactions set forth in Article VIII not being satisfied;

(g)       make or agree to make any new capital expenditure other than obligations to fund commitments to Portfolio Companies entered into in the ordinary course of business consistent with past practice;

(h)       agree to, or otherwise commence to, release, compromise, assign, settle or resolve, in whole or in part, any claims or Actions except for settlements (i) solely for monetary damages in an amount not in excess of $250,000 in the aggregate among all such settlements (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of SSIC and (iii) would not require an admission of liability, guilt or fault;

(i)       amend, terminate, cancel, renew or agree to any amendment of, or change in or waiver, release or assignment under any SSIC Material Contract in a manner adverse to SSIC other than (i) in the ordinary course of business consistent with past practice (except for SSIC Material Contracts described in Section 4.17(a)(ix) and the Investment Advisory Agreement) or (ii) any expiration or termination for cause of any such SSIC Material Contract in accordance with its terms;

(j)       other than in the ordinary course of business consistent with past practice (except for SSIC Material Contracts described in Section 4.17(a)(ix) and the Investment Advisory Agreement), enter into any Contract that would otherwise constitute an SSIC Material Contract had it been entered into prior to the date of this Agreement;

(k)       implement or adopt any material change to its financial principles, practices or methods of accounting, except (i) as required by GAAP, or (ii) as required by a change in applicable Law;

(l)       acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with past practice and SSIC’s investment objective and policies as publicly disclosed prior to the date hereof;

(m)       except, in each case, as required by applicable Law, file or amend any material Tax Return; make, change or revoke any material Tax election or change any method of accounting for Tax purposes that would have a material Tax impact; or settle or compromise any material Tax liability or refund;

(n)       directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause SSIC to fail to qualify or not be subject to Tax as a RIC;

(o)       enter into any new line of business (it being understood that this prohibition does not apply to any Portfolio Companies in which SSIC has made a debt or equity investment that is or would be reflected in SSIC’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);

(p)       fail to timely file all periodic and current reports required to be filed by it between the date hereof and the Closing, in each case prepared in accordance with the applicable forms, rules and regulations of the SEC;

(q)       except as otherwise expressly contemplated by this Agreement, merge or consolidate SSIC with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SSIC;

(r) create any new Subsidiary;

(s)       fail to use reasonable best efforts to maintain in effect material insurance policies covering SSIC and its properties and operations or directors and officers (other than replacements thereof providing similar coverage on substantially similar terms);

(t) change its Valuation Policies except as required by Law; or

(u)       contractually agree to do, make any binding commitment to do, or publicly announce an intention to do, any of the foregoing.

6.3       CALP Conduct of Business Generally. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of SSIC (which shall not be unreasonably withheld, delayed or conditioned), or (D) as set forth on Section 6.3 of the CALP Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, CALP shall (and shall cause the CALP Loan Affiliates to) use reasonable best efforts to maintain the Contributed Investment Assets in all material respects in the ordinary course of business; provided, however, that no action by CALP with respect to matters specifically addressed by Section 6.4 shall be deemed a breach of the covenants contained in this sentence unless such action would constitute a breach of such specific provision in Section 6.4.

6.4      CALP Negative Covenants. Except (A) as expressly required by this Agreement, (B) as required by applicable Law, (C) with the prior written consent of SSIC (provided, that in the case of Sections 6.4(c) and 6.4(d) (and Section 6.4(e), to the extent relating to any of the foregoing items) such consent shall not be unreasonably withheld, delayed or conditioned), or (D)       as set forth on Section 6.4 of the CALP Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Closing and the date, if any, on which this Agreement is terminated in accordance with Article IX, CALP shall not (and shall cause the CALP Loan Affiliates not to):

(a)       sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any Contributed Investment Asset to any Person or cancel, release or assign any amount of Indebtedness under a Contributed Loan;

(b)       take any action or knowingly fail to take any action that would or would reasonably be expected to materially delay or materially impede the ability of the Parties to consummate the Transactions or result in any of the conditions to the Transactions set forth in Article VIII not being satisfied;

(c)       agree to, or otherwise commence to, release, compromise, assign, settle or resolve, in whole or in part, any claims or Actions relating to the Contributed Investment Assets except for claims and Actions that are settled solely for monetary damages in the ordinary course of business consistent with past practice;

(d)       amend, terminate, cancel, renew or agree to any amendment of, or change in or waiver, release or assignment under any Contributed Loan Document; or

(e)       contractually agree to do, make any binding commitment to do, or publicly announce an intention to do, any of the foregoing.

6.5       Subordination Agreements. Prior to the Closing Cut-off Time, CALP shall terminate, or cause the termination of, any Contracts (such as an intercreditor agreement, subordination agreement, pledge agreement or agreement among lenders) existing as of the date of this Agreement that subordinates, purports to subordinate or has the substantive effect of subordinating CALP’s rights to payments in respect of any Contributed Investment Asset to any Indebtedness or other claims or any Lien supporting any other Indebtedness or other claims owed to any Affiliate of CALP, including all subordinations as set forth in Section 5.8(j) of the CALP Disclosure Schedule.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1       Regulatory and Other Matters.

(a)       Subject to the terms and conditions of this Agreement, the Parties shall reasonably cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all Consents of third parties, in each case, that are necessary or advisable to consummate the Transactions in the most expeditious manner reasonably practicable and defend any lawsuits or other Actions challenging this Agreement or the consummation of the Transactions, and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Governmental Entities. Each of the Parties shall have the right to review in advance, and, to the extent practicable, each will consult with the other Party on, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to SSIC or CALP, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all Consents of all third parties and Permits of Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other apprised of the status of matters relating to completion of the Transactions. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates will be obligated to, and without the consent of CALP (which shall not be unreasonably withheld, delayed or conditioned), neither SSIC nor any of its Affiliates will, grant or offer to grant any material accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking or obtaining its Consent in connection with the Transactions.

(b)       Subject to applicable Law, each of CALP and SSIC shall promptly advise the other upon receiving any communication from any Governmental Entity the Consent of which is required for consummation of the Transactions that causes such Party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent may be materially delayed.

7.2       Transfer Taxes. All sales, use, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes (excluding, for the avoidance of doubt, any Taxes incurred in respect of capital gains) incurred in connection with the consummation of the Transactions shall be borne by SSIC. SSIC, Silver Spike and CALP shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

7.3       Access to Information. (a) Upon reasonable notice and subject to applicable Laws, SSIC shall use reasonable best efforts to cause each of its Representatives to, afford to the officers, accountants, counsel, advisors, agents and other Representatives of CALP, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of SSIC, during the period prior to the Closing, to its properties, books, Contracts and records, and, during such period, SSIC shall use reasonable best efforts to cause each of its Representatives to make available to CALP (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents that SSIC is not permitted to disclose under applicable Law) and (ii) all other information concerning its business and properties as CALP may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that, such review shall only be upon reasonable written notice and shall be at CALP’s sole cost and expense; provided, further, that SSIC will be permitted to redact any information or documentation provided to CALP or its Representatives to the extent that such information or documentation includes competitively sensitive information. Neither SSIC nor any of its Representatives shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of SSIC or its Affiliates or contravene any applicable Law, fiduciary or legal duty or binding agreement entered into prior to the date of this Agreement; provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with applicable Law, such compliance with provisions of any such binding agreement or such privilege.

(b)       Upon reasonable notice and subject to applicable Laws, CALP shall use reasonable best efforts to cause each of its Representatives to, afford to the officers, accountants, counsel, advisors, agents and other Representatives of SSIC, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of CALP, during the period prior to the Closing, to its properties, books, Contracts and records to the extent relating to the Contributed Investment Assets and, during such period, CALP shall use reasonable best efforts to cause each of its Representatives to make available to SSIC all other information concerning the Contributed Investment Assets as SSIC may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that, such review shall only be upon reasonable written notice and shall be at SSIC’s sole cost and expense; provided, further, that CALP will be permitted to redact any information or documentation provided to SSIC or its Representatives to the extent that such information or documentation includes competitively sensitive information. Neither CALP nor any of its Representatives shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of CALP or any of its Affiliates, as applicable, or contravene any applicable Law, fiduciary or legal duty or binding agreement entered into prior to the date of this Agreement; provided that, to the extent reasonably practicable, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with applicable Law, such compliance with provisions of any such binding agreement or such privilege.

(c)       Unless the Parties otherwise agree, all information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into by Silver Spike and Chicago Atlantic Portfolio Services, LLC as of September 12, 2023 (the “Confidentiality Agreement”).

(d)       No investigation by a Party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other Party set forth in this Agreement.

7.4	SSIC Stockholder Approvals.

(a)       SSIC (with CALP’s cooperation as reasonably requested by SSIC) shall prepare and file, as soon as reasonably practicable following the date of this Agreement (and, subject to the receipt from CALP of the Required CALP Financial Statements at least five (5) Business Days in advance of the filing date, in any event within fifteen (15) Business Days after the date hereof), a registration statement on Form N-14 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchased Shares to be issued under this Agreement pursuant to the Transactions, which Registration Statement will also contain a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of SSIC relating to the SSIC Stockholder Meeting to adopt and approve (as applicable) the proposals related to the SSIC Stockholder Approvals, all in accordance with and as required by the Organizational Documents of SSIC, applicable Law, and any applicable rules and regulations of the SEC and the NASDAQ. SSIC shall use its reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (y) cause the Registration Statement to “clear” comments from the SEC and become effective as promptly as practicable and (z) keep the Registration Statement effective as long as necessary to consummate the Transactions. As promptly as practicable after the date on which the SEC confirms, orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement and that the Registration Statement has become effective, SSIC shall distribute the definitive Proxy Statement to its stockholders. SSIC shall use reasonable best efforts to comply with all applicable Laws, any applicable rules and regulations of the SEC and the NASDAQ, the Organizational Documents of SSIC, and this Agreement in the preparation and filing of the Registration Statement, the distribution of the Proxy Statement, any solicitation of proxies thereunder, and the calling and holding of the SSIC Stockholder Meeting.

(b)       No filing of, or amendment or supplement to, the Registration Statement will be made by SSIC without the prior written consent of CALP (not to be unreasonably withheld,

conditioned or delayed). In connection with the foregoing, each of CALP and SSIC shall, upon request, (i) furnish and use reasonable best efforts to cause each of its Representatives to furnish to the other Party and the other Party’s Representatives, all information, financial statements and other matters concerning itself, its Affiliates, members, managers, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, and (ii) make their respective directors and officers, upon reasonable advance notice, available to the other Party and its Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding to comments thereon from the SEC. SSIC will advise CALP promptly after it receives any oral or written request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide CALP with copies of any written communication from the SEC, the staff of the SEC, or any state securities commission relating to the Registration Statement, and SSIC will provide CALP with a reasonable opportunity to review and comment thereon. If, at any time prior to the Closing Date, any information relating to SSIC or CALP, or any of their respective Affiliates, officers or directors, should be discovered by SSIC or CALP that should be set forth in an amendment or supplement to the Registration Statement, the Party that discovers such information shall promptly notify the other Party hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to SSIC Stockholders; provided that, the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by either Party hereunder or otherwise affect the remedies available hereunder to either Party.

(c)       Subject to the earlier termination of this Agreement in accordance with Article IX, as promptly as practicable following the SEC’s notice of effectiveness of the Registration Statement, SSIC, acting through the SSIC Board, shall duly call, give notice of, convene and hold the SSIC Stockholder Meeting for the purpose of voting on the following stockholder approvals (such stockholder approvals collectively, the “SSIC Stockholder Approvals”) and shall not submit any other proposal to SSIC stockholders without the prior written consent of CALP in connection with the SSIC Stockholder Meeting; provided that, the record date for the SSIC Stockholder Meeting will be determined upon prior consultation with and subject to the written consent of CALP (which shall not be unreasonably withheld, conditioned or delayed):

(i) election of the New Directors as directors of SSIC; and

(ii)       approval of a proposal to authorize, for purposes of complying with applicable NASDAQ Rules, the issuance of more than 20% of SSIC Common Stock pursuant to the Stock Issuance.

(d)       In furtherance of the foregoing Section 7.4(c), SSIC shall not change the record date for the SSIC Stockholder Meeting without the prior written consent of CALP, unless required by applicable Law, and shall not adjourn or otherwise postpone or delay the SSIC Stockholder Meeting without the prior written consent of CALP; provided, however, that SSIC may, without the prior written consent of CALP, adjourn or postpone the SSIC Stockholder Meeting, after consultation with CALP, to the extent necessary to ensure the distribution of any supplement or amendment to the Proxy Statement required by Law within a reasonable amount of time in advance of the SSIC Stockholder Meeting. If the SSIC Board has not made an Adverse Recommendation Change in accordance with Section 7.9(e), SSIC shall, through the SSIC Board, make the SSIC Board Recommendation, and shall include such SSIC Board Recommendation in the Proxy Statement, and use its reasonable best efforts to solicit from its stockholders proxies in favor of the SSIC Stockholder Approvals. Notwithstanding any Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of SSIC hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to SSIC of any Competing Proposal (whether or not a Superior Proposal).

(e)       Except as expressly permitted in Section 7.9(d) or 7.9(e), neither the SSIC Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to CALP, the SSIC Board Recommendation, (ii) approve, authorize, declare advisable, endorse or recommend (or publicly propose to approve, authorize, declare advisable, endorse or recommend) any Competing Proposal, (iii) fail to include in the Registration Statement (including the Proxy Statement) the SSIC Board Recommendation, (iv) fail to publicly reaffirm the SSIC Board Recommendation within ten (10) Business Days after CALP reasonably requests in writing that such action be taken; provided, that other than any reaffirmation following receipt of a Competing Proposal, CALP may only request such a reaffirmation on one occasion, (v) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of SSIC shall have been commenced, a statement disclosing that the SSIC Board recommends rejection of such tender offer or exchange offer in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (any of the foregoing (i) through (v) being referred to as an “Adverse Recommendation Change”), or (vi) adopt or approve, or propose to adopt or approve, or allow SSIC to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement permitted under, and in compliance with Section 7.9(c)).

(f)       CALP shall, and shall use reasonable best efforts to cause its Representatives and its independent auditor (the “CALP Auditor”) to, (a) provide SSIC with historical financial statements and information of CALP and the Contributed Loans, and any updates thereto, that are required to be included in the Registration Statement, including an unqualified audit report and any required consents from the CALP Auditor (collectively, the “Required CALP Financial Statements”), and (b) assist and cooperate with CALP, its Representatives and its independent auditor to prepare, review and deliver any pro forma financial statements that are required to be included in the Registration Statement.

7.5	D&O Indemnification.

(a)       All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of directors or officers of SSIC at or prior to the Closing (the “D&O Indemnified Parties”) as provided in the Organizational Documents, and any existing indemnification agreements between such D&O Indemnified Parties and SSIC (in each case, as in effect on the date of this Agreement) shall survive the Closing and shall continue in full force and effect in accordance with their terms, and for a period of six years from the Closing, shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such D&O Indemnified Parties for acts or omissions occurring at or prior to the Closing.

(b)       SSIC shall maintain, at no expense to the beneficiaries, in effect for at least six years from the Closing Date, the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by SSIC (provided that SSIC may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Closing Date and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance. Prior to the Closing, SSIC shall cause the persons who are directors or officers of SSIC as of or immediately upon the Closing to be added as covered beneficiaries under such policy effective as of the Closing (or shall arrange substantially equivalent coverage for such Persons) and, to the extent any such directors do not have indemnification agreements with SSIC, SSIC shall enter into an indemnification agreement with such directors on terms substantially consistent with such agreements with existing directors.

(c)       The provisions of this Section 7.5 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and authorized representatives.

7.6       Further Assurances. After the Closing, each Party shall, from time to time, at the request of the other Party, and without further expense to the requesting Party, execute and deliver such other instruments of conveyance and transfer in order to transfer the Purchased Shares or Contributed Investment Assets and take further similar action as may be necessary or appropriate in order to effectuate the intent of this Agreement. SSIC shall take the actions reasonably necessary to effectuate the matters approved in respect of the SSIC Stockholder Approvals to the extent approved at the SSIC Stockholder Meeting.

7.7       Officers. Concurrently with the Closing, the SSIC Board shall appoint (to the extent not already appointed), effective as of the Closing, officers of SSIC as set forth on Exhibit B.

7.8	Holdback Shares.

(a)       From the time of issuance of such Holdback Shares until the Holdback Release Date (as such period may be extended pursuant to Section 10.2 with respect to the Reserved Holdback Shares, the “Restriction Period”): CALP shall not (other than pursuant to Section 10.2(c)), without the prior written consent of SSIC, sell, transfer, distribute, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Holdback Shares (a “Prohibited Transfer” and such restrictions, the “Transfer Restrictions”). (i) CALP shall not permit any Lien (other than non-consensual Liens not incurred in respect of borrowed money and any restrictions on transfer arising under applicable securities laws or under SSIC’s Organizational Documents) to exist on any Holdback Shares and (ii) with respect to any Indebtedness of CALP, the terms of such Indebtedness shall provide for subordination provisions in respect of the Holdback Shares reasonably satisfactory to SSIC; provided, that, for the avoidance of doubt, the foregoing terms of this paragraph shall not apply to any Liens permitted under this Agreement that are not, in each case, explicitly subject to terms set forth in this paragraph.

(b)       If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SSIC shall refuse to recognize any such purported transferee of the Holdback Shares as one of its equityholders for any purpose. In order to enforce this Section 7.8, SSIC may impose stop-transfer instructions with respect to the Holdback Shares until the end of the Restriction Period.

(c)       During the Restriction Period, the book-entry notation representing the Holdback Shares shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable Law or by this Agreement:

THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE PURCHASE AGREEMENT DATED FEBRUARY 18, 2024 BY AND BETWEEN THE ISSUER AND THE OWNER OF THE SECURITIES, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THE SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE ISSUER OF SUCH SECURITIES.

(d)       SSIC shall remove the legend identified above from the book-entry notation representing the Holdback Shares promptly upon the lapse of the Transfer Restrictions under this Agreement.

7.9	No Solicitation.

(a)       Except as expressly provided in Section 7.9(c) and 7.9(d), from and after the date hereof until the earlier of Closing or termination of this Agreement in accordance with its terms, SSIC shall, and shall cause its Representatives to, (i) immediately cease and cause to be terminated any existing activities, solicitation, discussions, communications, negotiations or similar activities, if any, with respect to or relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal, (ii)       not directly or indirectly (A) initiate, seek, solicit, facilitate or knowingly encourage, or induce or take any other action designed or intended to lead to, or that would reasonably be expected to lead to any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal, (B) enter into, continue or otherwise participate in any negotiations or discussions with, or furnish or cause to be furnished any information or data to, or furnish access to SSIC’s properties with respect to, any Person relating to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Competing Proposal, or grant any waiver or release under (or terminate, amend or modify any provision of), or fail to enforce to the fullest extent permitted under applicable Law, any confidentiality or standstill or similar agreement, or grant any approval pursuant to any Takeover Statute to any Person relating to any Competing Proposal or any transaction (other than the Transactions), (C) approve, publicly endorse, or recommend or execute or enter into any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding relating to or in connection with, or that is intended to or would reasonably be expected to lead to, any Competing Proposal other than an Acceptable Confidentiality Agreement in accordance with this Section 7.9 (each, an “Alternative Acquisition Agreement”), (D) submit to the SSIC Stockholders for their approval any Competing Proposal or Superior Proposal, or (E) resolve to do, or agree or announce an intention to do, any of the foregoing; (iii) not provide (and instruct and use its reasonable best efforts to cause its Representatives to not provide) and shall promptly, and in any event, within twenty-four (24) hours of the date of this Agreement, terminate access of any third Person (and its Representatives) (other than CALP or any of its Affiliates or Representatives) to any data room (virtual or actual) containing any of SSIC’s confidential information granted in connection with, or with the intent of obtaining, any possible Competing Proposal; and (iv) use their respective reasonable best efforts to cause that any such third Person (and its Representatives) (other than CALP or any of its Affiliates or Representatives) in possession of confidential information about SSIC or its Affiliates to return or destroy all such information, and in connection therewith SSIC shall, to the extent it has a right to do so, within twenty-four (24) hours of the date of this Agreement, demand the return or destruction of all confidential information and materials provided to any third Persons (or their Representatives) (other than CALP or any of its Affiliates or Representatives) relating to a possible Competing Proposal.

(b)       From and after the date hereof until the earlier of Closing or termination of this Agreement in accordance with its terms, SSIC shall promptly (and in any event within twenty- four (24) hours) provide CALP written notice of receipt by SSIC or any of its Representatives of any Competing Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, setting forth: (A) the identity of the Person making such Competing Proposal or inquiry, proposal or offer, (B) a complete, unredacted copy of any documents in connection with such Competing Proposal or inquiry, proposal or offer and (C) any inquiries, proposals or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, SSIC or its Representatives concerning a Competing Proposal or proposal that is reasonably likely to constitute or lead to or result in a Competing Proposal, and the terms (including any amendment thereto) of such inquiry, offer, proposal, request, discussion or negotiation and, in the case of written materials, provide copies of such materials. Without limitation of SSIC’s obligations pursuant to Section 7.9(c), SSIC shall promptly (and in any case within twenty-four (24) hours) make available to CALP all information, including copies of all written materials provided by SSIC or its Representatives to such party but not previously made available to CALP and shall keep CALP reasonably informed on a prompt basis (and, in any case, within twenty-four (24) hours of any significant development, discussions or negotiations) of the status and details (including amendments and proposed amendments) of any such Competing Proposal or other inquiry, offer, proposal, request, discussion or negotiation (which shall include copies of all drafts and final versions of agreements (including schedules and exhibits thereto) relating to any Competing Proposal exchanged between SSIC or any of its Representatives in each case thereof, on the one hand, and the Person (or any of its Representatives) making such Competing Proposal or such other inquiry, offer or proposal, on the other hand).

(c)       Notwithstanding the foregoing limitations in Section 7.9(a), at any time prior to the date that the SSIC Stockholder Approvals are obtained, in the event that SSIC (or its Representatives on SSIC’s behalf) receives after the date hereof a bona fide written Competing

Proposal from a third Person that did not result from a breach of this Section 7.9, then SSIC may engage in negotiations or substantive discussions with, or furnish information concerning its business, properties or assets, and afford access to the books and records or officers of SSIC, to such Person, if and only if the SSIC Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; provided, that (x) prior to furnishing any such information described in the foregoing clause, SSIC receives from such Person an executed Acceptable Confidentiality Agreement, (y) SSIC shall promptly (and in any case within twenty-four (24) hours) provide or make available to CALP all information, including copies of all written materials, provided by SSIC or its Representatives to such Person but not previously made available to CALP, and (z) SSIC shall otherwise comply with the obligations set forth in Section 7.9(b) with respect to such Competing Proposal. Notwithstanding anything to the contrary set forth in this Section 7.9, SSIC and its Representatives may, in any event (without the SSIC Board or the Special Committee having to make the determination in the preceding sentence), contact any Person (i) that has submitted a Competing Proposal completed by this Section 7.9(c) to seek to clarify and understand the terms and conditions of such Competing Proposal made by such Person solely for purposes of assisting the SSIC Board in its determination of whether such Competing Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (but shall not engage in any negotiations or other discussions) and (ii) to inform such Person that has made or indicated to SSIC that such Person has a bona fide intention to make a Competing Proposal of the provisions of this Section 7.9.

(d)       If at any time prior to the receipt of the SSIC Stockholder Approvals, SSIC or the SSIC Board receives a Superior Proposal that did not result from a breach of this Section 7.9, the SSIC Board (acting upon the recommendation of the Special Committee) may authorize and cause SSIC to (x) effect an Adverse Recommendation Change and (y) terminate this Agreement pursuant to Section 9.1(f)(ii) and concurrently with such termination enter into a definitive agreement providing for such Superior Proposal (subject to the satisfaction of its obligations under Section 9.3) if (i) the SSIC Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with SSIC’s outside financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; (ii) SSIC has notified CALP in writing that it intends to take such action; (iii) SSIC has provided CALP with a copy of the proposed definitive agreements (and any related agreements) between SSIC and the Person making such Superior Proposal (and has informed CALP of the identity of the Person making such Superior Proposal and otherwise complied with its obligations under Section 7.9(b) with respect to such Superior Proposal); (iv) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 7.9(d), SSIC and its Representatives shall have discussed and negotiated with CALP in good faith (to the extent CALP desires to negotiate) any proposed modifications to the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new notice and a new negotiation period, except that such new negotiation period shall be two (2) Business Days); and (v) no earlier than the end of such negotiation period, the SSIC Board shall have in good faith (after consultation with SSIC’s outside financial advisor and outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by CALP in writing, reaffirmed its determination described in clause (i) of this Section 7.9(d) with respect to such Superior Proposal.

(e)       Other than in connection with a Superior Proposal (which shall be subject to Section 7.9(d) and shall not be subject to this Section 7.9(e)), prior to obtaining the SSIC Stockholder Approvals, the SSIC Board may, in response to an Intervening Event, effect an Adverse Recommendation Change (of the type specified in clauses (i), (iii) or (iv) in the definition of Adverse Recommendation Change) if (i) the SSIC Board determines in good faith, after consultation with SSIC’s outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; (ii) SSIC has notified CALP in writing that it intends to effect such an Adverse Recommendation Change pursuant to this Section 7.9(e) (which notice shall specify the facts and circumstances providing the basis of the Intervening Event and for the SSIC Board’s determination to effect the Adverse Recommendation Change in detail); (iii) for a period of four (4) Business Days following the notice delivered pursuant to clause (ii) of this Section 7.9(e), SSIC and its Representatives shall have discussed and negotiated with CALP in good faith any proposed modifications to the terms and conditions of this Agreement (to the extent CALP desires to negotiate) in response to such Intervening Event such that the SSIC Board (acting upon the recommendation of the Special Committee) no longer determines in good faith that the failure to effect an Adverse Recommendation Change would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period, except that such new negotiation period shall be two (2) Business Days); and (iv) no earlier than the end of such negotiation period, the SSIC Board shall have determined in good faith (after consultation with SSIC’s outside legal counsel), after considering and taking into account the terms of any proposed amendment or modification to this Agreement made by CALP in writing, that the failure to take such action would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law.

(f)       Nothing contained in this Agreement shall prohibit SSIC or the SSIC Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its stockholders if the SSIC Board determines in good faith, after consultation with SSIC’s outside legal counsel, that the failure of the SSIC Board to make such disclosure would be reasonably likely to constitute a breach of the standard of conduct applicable to the directors of SSIC under applicable Law; provided, however, that (A) in no event shall this Section 7.9(f) affect the obligations specified in Section 7.9(d) or Section 7.9(e) (or to the consequences thereof in accordance with this Agreement) or the definition of Adverse Recommendation Change herein and (B) any such disclosure (other than issuance by SSIC of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that constitutes an Adverse Recommendation Change in accordance with the definition hereof shall be deemed to be an Adverse Recommendation Change.

(g)       Notwithstanding anything herein to the contrary, no Adverse Recommendation Change shall have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

7.10       Takeover Statutes. If any Takeover Statute shall become applicable to the Transactions, SSIC and the SSIC Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Transactions.

7.11       Stockholder Litigation. Between the date of this Agreement and the Closing, SSIC shall (a) provide prompt notice to CALP of any stockholder litigation relating to this Agreement or the Transactions, (b) keep CALP reasonably informed of any material developments in connection with any such litigation and (c) consult with CALP regarding the defense and settlement of any such litigation and not settle any such litigation without the prior written consent of CALP.

7.12       Listing. SSIC will use its reasonable best efforts to cause all Purchased Shares issuable in accordance with Transactions to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, at or prior to Closing. SSIC will promptly notify CALP in writing of any notices of non-compliance received from the NASDAQ and will use reasonable best efforts to promptly remedy any non-compliance issues.

7.13       Notification of Certain Matters. SSIC shall give prompt notice to CALP of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 8.2 not to be satisfied at any time from the date of this Agreement to the Closing, (b) to the extent arising and becoming known to SSIC prior to Closing, any breaches of representations and warranties contained in Section 4.8, including providing CALP with specific information about the nature of any such breaches and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions. CALP shall give prompt notice to SSIC of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 8.3 not to be satisfied at any time from the date of this Agreement to the Closing, (ii) to the extent arising and becoming known to CALP prior to Closing, any breaches of representations and warranties contained in Section 5.8, including providing SSIC with specific information about the nature of any such breaches and (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the Parties hereto or the conditions to the obligations of the Parties hereto hereunder and any failure to give such notice shall not constitute a breach of this Section 7.13 for purposes of Section 8.2(b) or Section 8.3(b).

ARTICLE VIII

CONDITIONS PRECEDENT

8.1       Conditions to Each Party’s Obligation. The respective obligations of the Parties to consummate the Transactions shall be subject to the satisfaction or (to the extent permitted by Law) waiver by SSIC and CALP at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. The SSIC Stockholder Approvals shall have been obtained.

(b) NAV and Fair Value Calculations. The SSIC NAV and Contributed Investment Assets Fair Value calculations shall have been completed, finalized and (if applicable) agreed in accordance with Section 3.2.

(c)       Registration and Listing of Purchased Shares. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect thereto. The Purchased Shares to be issued in the Stock Issuance shall be authorized for listing on the NASDAQ Global Market, subject only to official notice of issuance thereof.

(d)       No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted or issued any Order after the date of this Agreement, and no Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of enjoining, prohibiting or otherwise making illegal the consummation of the Transactions. There shall be no Action pending by any Governmental Entity, that (i) challenges the validity of this Agreement or (ii) seeks to enjoin, prohibit or otherwise make illegal the consummation of the Transactions.

(e)       SSIC Stock Ownership. The Purchased Shares, after giving effect to the Stock Issuance, would collectively constitute at least sixty-five percent (65%), but no more than seventy-five percent (75%), of the total issued and outstanding SSIC Common Stock.

8.2       Conditions to Obligations of CALP. The obligations of CALP to consummate the Transactions are also subject to the satisfaction (or waiver by CALP, to the extent permitted by Law), at or prior to the Closing, of the additional following conditions:

(a)       Representations and Warranties. The representations and warranties of SSIC set forth in (i) Section 4.1, Section 4.2(a), Section 4.2(b)(i), Section 4.11, Section 4.14(a), Section 4.14(b) and Section 4.21 shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date), (ii) Section 4.5(b)(i) and Section 4.15 shall be true and correct in all respects on and as of the Closing as though made on and as of such time (other than, with respect to Section 4.15, de minimis inaccuracies) (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date) and

(iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on SSIC. CALP shall have received a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to the effect of the foregoing sentence.

(b)       Performance of Obligations of SSIC. SSIC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and CALP shall have received a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to such effect.

(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing with respect to SSIC or Silver Spike; and CALP shall have received (1) a certificate signed on behalf of SSIC by the Chief Executive Officer or the Chief Financial Officer of SSIC to such effect with respect to SSIC and (2) a certificate signed on behalf of Silver Spike by the manager of Silver Spike to such effect with respect to Silver Spike.

(d)       Silver Spike Statements. The statements with respect to Silver Spike set forth in Section 1 and Section 5(f) of Exhibit C hereto shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent such statements are specifically made as of a particular date, in which case such statements shall be so true and correct as of such date), (ii) Section 4(b)(i) of Exhibit C hereto shall be true and correct in all respects on and as of the Closing as though made on and as of such time (except to the extent such statements are specifically made as of a particular date, in which case such statements shall be so true and correct as of such date) and (iii) the other statements with respect to Silver Spike set forth in Exhibit C hereto shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such statement is expressly made as of an earlier date, in which case such statement shall be so true and correct as of such earlier date), except where the failure of such statement to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Silver Spike. CALP shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of SSIC to the effect of the foregoing sentence.

8.3       Conditions to Obligations of SSIC. The obligations of SSIC to consummate the Transactions are also subject to the satisfaction (or waiver by SSIC, to the extent permitted by Law) at or prior to the Closing of the following additional conditions:

(a)       Representations and Warranties of CALP. The representations and warranties of CALP set forth in (i) Section 5.1, Section 5.2(a) and Section 5.2(b)(i) shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time, (ii) Section 5.5(b)(i) shall be true and correct in all respects on and as of the Closing as though made on and as of such time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date), and (iii) the other provisions in Article V shall be true and correct in all respects (without giving effect to any materiality, Material Adverse Effect or similar qualifications contained therein) on and as of the Closing as though made on and as of such time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on CALP. SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.

(b)       Performance of Obligations of CALP. CALP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.

(c)       No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to CALP that is continuing; and SSIC shall have received a certificate signed on behalf of CALP by an officer, manager or member of CALP to the effect of the foregoing sentence.

8.4       Frustration of Closing Conditions. Neither SSIC, on the one hand, nor CALP, on the other hand, may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1       Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the SSIC Stockholder Approvals (except as otherwise noted), as follows:

(a)      by mutual written consent of SSIC and CALP; or

(b)       by either SSIC or CALP, if a Governmental Entity of competent jurisdiction shall have issued or entered an Order after the date of this Agreement or any Law shall have been enacted or promulgated after the date of this Agreement that, in either case, has the effect of permanently enjoining, prohibiting or otherwise making illegal the consummation of the Transactions, and in the case of such an Order, such Order shall have become final and non- appealable; or

(c)       by SSIC or CALP, if the Transactions shall not have been consummated on or before November 18, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure of such Party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date; or

(d)       by SSIC or CALP, in the event that SSIC shall have failed to obtain the SSIC Stockholder Approvals at the SSIC Stockholder Meeting duly convened therefor or any adjournment or postponement thereof at which a vote on the SSIC Stockholder Approvals was taken; or

(e)       by CALP:

(i)       if SSIC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, in each case, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) is not capable of being cured by SSIC by the Outside Date or, if capable of being cured, shall not have been cured by SSIC on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following CALP’s delivery of written notice to SSIC of such breach or failure to perform; provided, however, that CALP shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(i) if CALP is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.3(b); or

(ii)       upon any inaccuracy of any of the statements set forth in the Silver Spike Certificate, which inaccuracy (A) would result in the failure of a condition set forth in Section 8.2(d) and (B) is not capable of being cured by Silver Spike by the Outside Date or, if capable of being cured, shall not have been cured by Silver Spike on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following CALP’s delivery of written notice to SSIC of such breach; provided, however, that CALP shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(ii) if CALP is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.3(b); or

(iii)       if (A) prior to the receipt of the SSIC Stockholder Approvals, the SSIC Board shall have made an Adverse Recommendation Change or (B)SSIC or the SSIC Board, as applicable, shall have materially breached any of its obligations under Section 7.9(a).

(f)       by SSIC:

(i)       if CALP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) is not capable of being cured by CALP by the Outside Date or, if capable of being cured, shall not have been cured by CALP on or before the earlier of (x) the Outside Date and (y) the date that is thirty (30) calendar days following SSIC’s delivery of written notice to CALP of such breach or failure to perform; provided, however, that SSIC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f)(i) if SSIC is then in material breach of any of its obligations under this Agreement so as to result in the failure of a condition set forth in Section 8.2(b); or

(ii)       at any time prior to receipt of the SSIC Stockholder Approvals, in order for SSIC to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 7.9(d); provided, however, that immediately prior to or simultaneously with such termination, SSIC pays to CALP the SSIC Termination Fee.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other Party in accordance with Section 10.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2       Effect of Termination. In the event of termination of this Agreement by SSIC or CALP, as provided in Section 9.1, this Agreement shall become null and void and have no effect, and no Party shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions; provided, however, that no such termination shall relieve SSIC or Silver Spike, on the one hand, or CALP, on the other hand, of any liability or damages resulting from any intentional breach of this Agreement or fraud, in which case, the aggrieved Party shall be entitled to all remedies available at law or in equity; provided, further, however, that Section 7.3(c), this Section 9.2 and Section 9.3 and Article X shall survive any termination of this Agreement pursuant to Section 9.1. For purposes of this Agreement, “intentional breach” means an act or omission taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement (including but not limited to a failure or refusal of a Party to consummate the Transactions when such Party was obligated to do so in accordance with the terms of this Agreement).

9.3	Termination Fee.

(a)	In the event that this Agreement is terminated by:

(i)	SSIC pursuant to Section 9.1(f)(ii);

(ii)	CALP pursuant to Section 9.1(e)(iii)(A); or

(iii)	(A) CALP pursuant to Section 9.1(e)(i), 9.1(e)(ii) or 9.1(e)(iii)(B), or

(B) either CALP or SSIC pursuant to Section 9.1(c) or 9.1(d) and in any such termination under clauses (A), or (B), (1) prior to such termination, a Competing Proposal has been publicly disclosed and not publicly withdrawn (or is otherwise known to the SSIC Board and not withdrawn (publicly, if publicly disclosed)) prior to such termination and (2) within twelve (12) months after any such termination under clauses (A) or (B), any Competing Proposal is consummated or SSIC enters into a definitive agreement with respect to any Competing Proposal (regardless of when or whether such transaction is consummated);

provided, however, that for purposes of this Section 9.3(a)(iii), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed to be references to “fifty percent (50%)”, then, in any such case, SSIC will pay to CALP, or to its designee, a fee in an amount equal to $6,046,613.00 (such amount, the “SSIC Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated by CALP. Such payment shall be made (1) in the case of Section 9.3(a)(i), immediately prior to or simultaneously with such termination, (2) in the case of Section 9.3(a)(ii), promptly, but in no event later than two (2) Business Days after the date of such termination, and (3) in the case of Section 9.3(a)(iii), on the same day as the earlier of the consummation of, or entry into a definitive agreement with respect to, the transaction contemplated therein.

(b)       The Parties acknowledge and hereby agree that in no event shall SSIC be required to pay a SSIC Termination Fee on more than one occasion, and that only a single SSIC Termination Fee, if payable, shall be paid to CALP.

(c)       Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Transactions, (ii) the SSIC Termination Fee is not a penalty and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, in the event that SSIC fails to pay the SSIC Termination Fee pursuant to this Section 9.3, when due, and, in order to obtain such payment, CALP commences a suit that results in a final, non- appealable judgment against SSIC for the payment of any amount set forth in this Section 9.3, then SSIC shall pay to CALP its reasonable costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount at a rate equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

9.4       Amendment. This Agreement may be amended by the Parties at any time before or after receipt of SSIC Stockholder Approvals; provided, however, that after receipt of SSIC Stockholder Approvals, there may not be any amendment that by applicable Law or in accordance with the applicable rules of the NASDAQ requires further approval by the SSIC Stockholders without further approval of the SSIC Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.5       Extension; Waiver. At any time prior to the Closing, the Parties may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other Party (or, in the case of representations and warranties of Silver Spike in the Silver Spike Certificate, such waiver may be given by CALP), or (c) waive compliance with any of the agreements or conditions contained in this Agreement in favor of such Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

INDEMNIFICATION; GENERAL PROVISIONS

10.1       Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for (a) the representations and warranties set forth in Section 5.8 which shall survive the Closing until the Holdback Release Date and (b) the matters set forth in Section 7.5 and (c) those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, which shall survive in accordance with their terms. Notwithstanding the preceding sentence, any breach of a representation or warranty in respect of which indemnity may be sought under this Section 10.1 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the claim with respect to such breach is finally resolved if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given by SSIC to CALP prior to the Holdback Release Date.

10.2	Indemnification.

(a)       Effective at and after the Closing, CALP hereby indemnifies SSIC against, and agree to hold SSIC harmless from, any and all damage, loss, liability and expense (including reasonable and documented attorneys’ fees and expenses) (collectively, “Damages”) in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the Parties incurred or suffered by SSIC to the extent arising out of any inaccuracy, misrepresentation or breach of any representation or warranty contained in Section 5.8 (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect) by CALP.

(b)       The Parties shall treat any indemnification payments made pursuant to this Section 10.2 as an adjustment to the purchase price hereunder for U.S. federal income tax purposes.

(c)       Any indemnification obligation hereunder, in whole or in part, shall be satisfied by CALP, in its sole discretion, (i) selling or otherwise disposing of a number of the Holdback Shares determined by CALP to be necessary in order to satisfy its indemnification obligations with respect to Damages under Section 10.2(a), paying the amount of such Damages to SSIC, and holding any excess proceeds of such sale or disposition through and including the Holdback Release Date, (ii) paying such indemnification obligation to SSIC with cash on hand (including with any excess proceeds of a sale or disposition pursuant to above subclause (i)), or (i)       by transferring to SSIC a number of the Holdback Shares (valued based on the closing price per share of SSIC Common Stock as of the most recent trading day prior to the date of such transfer) necessary in order to satisfy its indemnification obligations with respect to Damages under Section 10.2(a). CALP’s maximum aggregate liability with respect to claims for indemnification by SSIC pursuant to Section 10.2 shall not exceed the value of the Holdback Shares (the “Cap”).

(d)       SSIC shall not be entitled to indemnification for any Damages under Section 10.2(a) unless (i) the Damages from (1) any one single claim or (2) any one set of aggregated claims arising from the same operative set of core facts relating to a common substantive issue that resulted in such Damages are, in each case of clause (1) and (2), in excess of $50,000, and (ii) the aggregate of all Damages relating thereto for which CALP would, but for this Section 10.2(d), be liable exceeds on a cumulative basis an amount equal to $750,000 (the “Basket”), in which case SSIC shall be entitled to indemnification for all such Damages in excess of the Basket.

(e)       Upon the sixth (6th) month anniversary of the Closing Date (the “Holdback Release Date”), the Holdback Shares, and any proceeds thereof held by CALP, shall cease to be subject to Transfer Restrictions (and such shares shall cease to be considered “Holdback Shares” for purposes hereof); provided that, if as of the Holdback Release Date there are any pending claims for indemnification, then a number of Holdback Shares equal to the quotient of (i) the amount of claimed damages in such pending claims divided by (ii) the SSIC NAV per Share (“Reserved Holdback Shares”), shall continue to be subject to the Transfer Restrictions; provided, further that following resolution of any pending claim after the Holdback Release Date, the Reserved Holdback Shares for which it has been finally determined that SSIC is entitled with respect to the applicable claim shall be transferred to SSIC, and the remaining Reserved Holdback Shares, and any proceeds thereof held by CALP (if any) shall cease to be subject to Transfer Restrictions (and such shares shall cease to be considered “Holdback Shares” for purposes hereof).

(f)       SSIC agrees to give prompt notice, in any event prior to the Holdback Release Date, in writing to CALP of the assertion of or the commencement of any Action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under this Section 10.2. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to SSIC). The failure to so notify CALP shall not relieve CALP of its obligations hereunder, except to the extent such failure shall have actually prejudiced CALP.

(g)       CALP shall be entitled to assume the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint counsel for such defense, in each case at its own expense.

(h)       CALP shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable out-of-pocket fees and expenses of counsel retained by SSIC (subject to the limitations of liability set forth in this Agreement) if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim primarily seeks an injunction or equitable relief against SSIC or any of its Affiliates or (iii) CALP has materially failed or is materially failing to prosecute or defend the Third Party Claim.

(i)       If CALP shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.2, CALP shall obtain the prior written consent of SSIC before entering into any settlement of such Third Party Claim (such consent not to be unreasonably withheld, conditioned or delayed); provided that, consent of SSIC shall not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by CALP, directly or indirectly pursuant to the terms and conditions of this Section 10.2, (ii) such settlement includes an unconditional release of SSIC from all liability on claims that are the subject matter of such Third Party Claim, (iii) such settlement does not impose any restriction on any business of SSIC and (iv) such settlement does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of SSIC.

(j)       In circumstances where CALP is controlling the defense of a Third Party Claim, SSIC shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by SSIC; provided that, in such event CALP shall pay the fees and expenses of such separate counsel if representation of both CALP and SSIC would create a conflict of interest.

(k)       Each Party shall cooperate, and cause its controlled Affiliates to (and each Party shall use its reasonable best efforts to cause its non-controlled Affiliates) cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. SSIC and CALP shall keep each other reasonably informed with respect to the status of all Third Party Claims and each shall deliver to the other copies of all material written notices and documents (including court papers) received by each that relate to any Third Party Claims.

(l)       In the event SSIC has a claim for indemnity under this Section 10.2 against CALP that does not involve a Third Party Claim (a “Direct Claim”), SSIC agrees to give prompt notice, in any event prior to the Holdback Release Date, in writing of such Direct Claim to CALP. Such notice shall set forth in reasonable detail such Direct Claim and the basis for indemnification (taking into account the information then available to SSIC) and indicate the estimated amount, if known, of the Damages that has been or may be sustained by SSIC (which estimate shall not prejudice any final determination). The failure to so notify CALP shall not relieve CALP of its obligations hereunder, except to the extent such failure shall have actually prejudiced CALP. CALP shall have thirty (30) days after its receipt (or deemed receipt) of such notice to respond in writing to such Direct Claim. SSIC shall allow CALP and its Representatives to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable by CALP in respect of the Direct Claim. If CALP does not respond within the 30-day period referenced above, CALP shall be deemed to have rejected such claim, in which case SSIC shall be free to pursue any remedies as may be available to it on the terms and subject to the provisions of this Agreement (including Section 10.7 hereof). If CALP has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 10.7.

(m)       The amount of any Damages for which indemnification is provided under this Section 10.2 shall be net of any amounts actually recovered by SSIC from third parties under insurance policies or otherwise (which SSIC shall use reasonable best efforts to recover) with respect to such Damages.

(n)       SSIC hereby agrees, and agrees to cause SSIC, to use its reasonable best efforts to mitigate any Damages which form the basis of an indemnification claim hereunder upon and after becoming aware of any facts or circumstances forming the basis of such claim or the possibility of such Damages.

(o)       The representations and warranties of CALP set forth in Section 5.8, and SSIC’s right to indemnification with respect thereto to the extent set forth in this Section 10.2, shall not be affected or deemed waived by reason of any investigation made by or on behalf of SSIC or by reason of the fact that SSIC knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of SSIC’s waiver of any condition set forth in Section 8.3, as the case may be.

10.3       Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties (or Silver Spike, if applicable) at the following addresses (or at such other address for such Person as shall be specified by like notice):

(a)	if to SSIC or Silver Spike, to:

Silver Spike Investment Corp.

600 Madison Avenue, Suite 1800

New York, NY 10022

Attention: Scott Gordon

e-mail: scott.gordon@silverspikecap.com

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave

New York, NY 10017

Attention: Gregory Rowland; Lee Hochbaum

e-mail: gregory.rowland@davispolk.com;

lee.hochbaum@davispolk.com

(b)	if to CALP, to:

Chicago Atlantic Loan Portfolio, LLC

420 North Wabash Ave, Suite 500

Chicago, IL 60611

Attention: Legal Department

e-mail: legal@chicagoatlantic.com

And a copy (which copy shall not constitute notice) to:

Eversheds Sutherland (US) LLP

227 W. Monroe St., Suite 6000

Chicago, IL 60606

Attention:Craig T. Alcorn; Owen Pinkerton

e-mail: craigalcorn@eversheds-sutherland.com;

owenpinkerton@eversheds-sutherland.com

10.4       Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each of the SSIC Disclosure Schedule, CALP Disclosure Schedule and Silver Spike Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The Parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.5       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each such Person need not sign the same counterpart. Facsimile and electronic signatures (i.e., PDF) to this Agreement shall be valid and will be deemed to have the same legal effect as an original signed counterpart of this Agreement.

10.6       Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), collectively with the other Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

10.7       Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Maryland applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if (and only if) such court lacks subject matter jurisdiction, any Federal court of the United States of America sitting in the State of Maryland, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the “Maryland Courts”), in any action or proceeding arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Maryland Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Maryland Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Maryland Court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Maryland Court. In the case of any suit, action or other proceeding in the Circuit Court for Baltimore City, Maryland, each of the Parties irrevocably agrees to request and/or consent to the assignment of any such suit, action or other proceeding to such court’s Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for by applicable Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

10.8       Publicity. SSIC and CALP shall mutually agree on the initial press release or releases with respect to the execution of this Agreement or any of the Transaction Documents. Thereafter, so long as this Agreement is in effect, except as otherwise expressly permitted by this Agreement, neither SSIC nor CALP, nor any of their respective Affiliates, shall issue any press release or other announcement with respect to this Agreement, the Transaction Documents or the Transactions, without the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Law or the NASDAQ Rules, in which case the Party required to make the release or announcement shall use its reasonable best efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, (a) the restrictions set forth in this Section 10.8 shall not apply to any press release or other announcement (i) made by SSIC with respect to or in connection with an Adverse Recommendation Change effected by the SSIC Board in accordance with the terms of this Agreement or (ii) made by SSIC or CALP concerning this Agreement, the Transaction Documents or the Transactions in connection with a determination by SSIC or the SSIC Board in accordance with Section 7.9(d) or Section 7.9(e) that a Competing Proposal constitutes, or is reasonably likely to constitute, a Superior Proposal or any dispute between the Parties regarding this Agreement, the Transaction Documents or the Transactions, and (b) to the extent the content of any press release or other announcement has been previously approved and made in accordance with this Section 10.8, no separate approval shall be required in respect of such content to the extent such content is substantially replicated in a subsequent press release or other announcement or substantially consistent with a previously approved press release or announcement.

10.9       Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other signatories hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5 of this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement. The Parties further agree that the rights of third party beneficiaries under Section 7.5 shall not arise unless and until the Closing occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the signatories hereto of risks associated with particular matters regardless of the knowledge of any of such Persons. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Any attempted assignment or delegation in violation of this Section 10.9 shall be null and void.

10.10	Remedies.

(a)       Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)       The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or obligations set forth in this Agreement, each Party shall be entitled to specific performance, an injunction or injunctions, or other equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction or injunctions, specific performance, or other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance, an injunction, or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any Party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. The Parties further agree that (i) by seeking the remedies provided for in this Section 10.10(b), neither Party shall in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.10(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.10(b) shall require either Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 10.10(b) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.10(b) or anything set forth in this Section 10.10(b) restrict or limit either Party’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, while CALP may pursue both a grant of specific performance of the type contemplated by Section 10.10(b) and payment of the SSIC Termination Fee pursuant to Section 9.3, under no circumstances shall CALP be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.10(b) to cause SSIC to consummate the Closing and the SSIC Termination Fee.

10.11       Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Parties would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.11.

10.12       Fees and Expenses. Except as expressly provided in this Agreement (including Section 7.2 and Section 9.3), all fees and expenses incurred in connection with the Transactions shall be paid by the Person or Party incurring such fees or expenses.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SILVER SPIKE INVESTMENT CORP.

By:	/s/ Scott Gordon
Name: Scott Gordon
Title: Chief Executive Officer

CHICAGO ATLANTIC LOAN PORTFOLIO, LLC

By:	/s/ John Mazarakis
Name: John Mazarakis
Title: Authorized Person

[Signature Page to Purchase Agreement]